Exhibit 10.1

NOTE PURCHASE AGREEMENT

dated as of September 24, 2019

among

CATASYS, INC.,
as Company,

CERTAIN SUBSIDIARIES,

as Guarantors,

VARIOUS PURCHASERS,

and

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,

as Collateral Agent

________________________________________________________

$45,000,000 Senior Secured Notes

________________________________________________________

TABLE OF CONTENTS

Page

Section 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Accounting Terms, Financials Statements, Calculations, Etc.	46
1.3	Interpretation, Etc.	47

Section 2 NOTES		48

2.1	Issuance and Purchase of the Notes	48
2.2	Issuance of Notes	49
2.3	[Reserved]	50
2.4	[Reserved]	50
2.5	Use of Proceeds	50
2.6	Evidence of Debt; Register; Replacement of Notes	50
2.7	Interest on Notes	51
2.8	Conversion/Continuation	52
2.9	Default Interest	53
2.10	Fees	53
2.11	Scheduled Payments/Commitment Reductions	54
2.12	Voluntary Prepayments	54
2.13	Mandatory Prepayments/Commitment Reductions	55
2.14	Application of Prepayments/Reductions	57
2.15	General Provisions Regarding Payments	58
2.16	Ratable Sharing	60
2.17	Purchasing or Maintaining LIBO Rate Portions	60
2.18	Increased Costs; Capital Adequacy	63
2.19	Taxes; Withholding, Etc.	64
2.20	Obligation to Mitigate	67
2.21	Defaulting Purchasers	67
2.22	Removal or Replacement of a Purchaser	68
2.23	Representations and Warranties by the Purchasers	68

Section 3 CONDITIONS PRECEDENT		69

3.1	Closing Date	69
3.2	Conditions to Each Credit Date	74

Section 4 REPRESENTATIONS AND WARRANTIES		76

4.1	Organization; Requisite Power and Authority; Qualification	76
4.2	Capital Stock and Ownership	76

i

4.3	Due Authorization	77
4.4	No Conflict	77
4.5	Governmental Consents	77
4.6	Binding Obligation	77
4.7	Historical Financial Statements	77
4.8	Projections	78
4.9	No Material Adverse Change	78
4.10	No Restricted Junior Payments	78
4.11	Adverse Proceedings, etc.	78
4.12	Payment of Taxes	78
4.13	Properties	79
4.14	Environmental Matters	79
4.15	No Defaults	80
4.16	Material Contracts	80
4.17	Governmental Regulation	80
4.18	Federal Reserve Regulations; Exchange Act	81
4.19	Employee Matters	81
4.20	Employee Benefit Plans	81
4.21	Certain Fees	82
4.22	Solvency	82
4.23	No Negative Pledge	82
4.24	Compliance with Statutes, Etc.	82
4.25	Healthcare Compliance	83
4.26	Disclosure	86
4.27	Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.	86
4.28	Private Offering	87

Section 5 AFFIRMATIVE COVENANTS		87

5.1	Financial Statements and Other Reports	87
5.2	Existence	92
5.3	Payment of Taxes and Claims	93
5.4	Maintenance of Properties	93
5.5	Insurance	93
5.6	Books and Records; Inspections	94
5.7	Meetings	94
5.8	Compliance with Laws	94
5.9	Environmental	94
5.10	Additional Guarantors	96
5.11	Additional Locations and Material Real Estate Assets	97
5.12	Compliance with Reporting Requirements	98
5.13	Further Assurances	98
5.14	Miscellaneous Covenants	98
5.15	Post Closing Matters	99

Section 6 NEGATIVE COVENANTS		99

6.1	Indebtedness	99
6.2	Liens	101
6.3	Equitable Lien	103
6.4	No Further Negative Pledges	103
6.5	Restricted Junior Payments	104
6.6	Restrictions on Subsidiary Distributions	104
6.7	Investments	105
6.8	Financial Covenants	106
6.9	Fundamental Changes; Disposition of Assets; Acquisitions	109
6.10	Disposal of Subsidiary Interests	110
6.11	Sales and Lease-Backs	110
6.12	Transactions with Shareholders and Affiliates	111
6.13	Conduct of Business; Foreign Subsidiaries	111
6.14	Fiscal Year; Accounting Policies	111
6.15	Deposit Accounts and Securities Accounts	111
6.16	Amendments to Organizational Agreements and Material Contracts	112
6.17	Prepayments of Certain Indebtedness	112
6.18	Use of Proceeds	112
6.19	Equity Issuances	112
6.20	Prohibition on Division/Series Transactions	112

Section 7 GUARANTY		112

7.1	Guaranty of the Obligations	112
7.2	Contribution by Guarantors	113
7.3	Payment by Guarantors	113
7.4	Liability of Guarantors Absolute	114
7.5	Waivers by Guarantors	116
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc	116
7.7	Subordination of Other Obligations	117
7.8	Continuing Guaranty	117
7.9	Authority of Guarantors or Company	117
7.10	Financial Condition of Company	117
7.11	Bankruptcy, etc	118
7.12	Discharge of Guaranty Upon Sale of Guarantor	118
7.13	[Reserved]	119

Section 8 EVENTS OF DEFAULT		119

8.1	Events of Default	119
8.2	Right to Cure	122

Section 9 COLLATERAL AGENT		125

9.1	Appointment of Collateral Agent	125
9.2	Powers and Duties	125
9.3	General Immunity	125
9.4	Collateral Agent Entitled to Act as Purchaser	127
9.5	[Reserved]	128
9.6	Right to Indemnity	128
9.7	Successor Collateral Agent	128
9.8	Collateral Documents and Guaranty	129
9.9	[Reserved]	131
9.10	Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim	131
9.11	Bankruptcy Plan Voting	132

Section 10 MISCELLANEOUS		132

10.1	Notices	132
10.2	Expenses	134
10.3	Indemnity and Related Reimbursement	135
10.4	Set-Off	136
10.5	Amendments and Waivers	137
10.6	Successors and Assigns; Transferees	140
10.7	Independence of Covenants	143
10.8	Survival of Representations, Warranties and Agreements	143
10.9	No Waiver; Remedies Cumulative	143
10.10	Marshalling; Payments Set Aside	143
10.11	Severability	143
10.12	Obligations Several; Actions in Concert	144
10.13	Headings	144
10.14	Applicable Law	144
10.15	Consent to Jurisdiction	144
10.16	Waiver of Jury Trial	145
10.17	Confidentiality	146
10.18	Usury Savings Clause	146
10.19	Effectiveness; Counterparts	147
10.20	Entire Agreement	147
10.21	PATRIOT Act	147
10.22	Electronic Execution of Transfers and Note Documents	147
10.23	No Fiduciary Duty	148
10.24	[Reserved]	148

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of September 24, 2019, is entered into by and among CATASYS, INC., a Delaware corporation (“Company”), as issuer, certain of its Subsidiaries, as Guarantors, the Purchasers party hereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, Purchasers have agreed to purchase senior secured notes from the Company in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used, among other things, for the purposes set forth in Section 2.5, in each case to the extent permitted hereunder; and

WHEREAS, Guarantors party hereto have agreed to guarantee the Obligations of the other Note Parties hereunder and to secure all such Persons’ respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets, including a pledge of all of the Capital Stock issued by any Subsidiary of Company, subject to the limitations set forth herein and in the Collateral Documents.

NOW, THEREFORE, to induce Purchasers to purchase the Notes from Company and in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1	DEFINITIONS AND INTERPRETATION

1.1      Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Auditor” means (i) a “Big Four” accounting firm or (ii) EisnerAmper, LLP or any other independent certified public accountant reasonably satisfactory to Requisite Purchasers.

“Accounts” means all “accounts” (as defined in the UCC) of Company (or, if referring to another Person, of such Person), including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means the acquisition of, by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures, in each case in the ordinary course of business), the business, a substantial portion of the property or assets of, or a substantial portion of the Capital Stock or other evidence of beneficial ownership of, any Person, any division or line of business, or any other business unit of any Person.

“Additional Note” means an Additional Note purchased by a Purchaser pursuant to Section 2.1(b)(ii).

“Additional Notes Exposure” means, with respect to any Purchaser, as of any time of determination, the sum of (x) the outstanding principal amount of the Additional Notes of such Purchaser, plus (y) the amount of such Purchaser’s unused Additional Notes Purchase Commitments.

“Additional Notes Maturity Date” means the earlier of (i) September 24, 2024, and (ii) the date that all Additional Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Additional Notes Purchase Commitment Period” means the time period commencing on the Closing Date through and including the Additional Notes Purchase Commitment Termination Date.

“Additional Notes Purchase Commitment Termination Date” means the earliest to occur of (i) the date the Additional Notes Purchase Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13, (ii) the date of the termination of the Additional Notes Purchase Commitments pursuant to Section 8.1, and (iii) the date that is twenty-four months after the Closing Date.

“Additional Notes Purchase Commitment” means the commitment of a Purchaser to purchase Additional Notes and “Additional Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Additional Notes Purchase Commitment, if any, is set forth on Appendix A-2 or in the applicable assignment agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Additional Notes Purchase Commitments as of the Closing Date is $10,000,000.

“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Portion, the greater of (x) 2.00% per annum, and (y) the rate per annum obtained by dividing (i)(a) the rate per annum equal to the rate determined by Requisite Purchasers to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page that displays such rate) or on the appropriate page of any other information service that publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (the rate referenced in this clause (a), the “Eurodollar Screen Rate”), or (b) in the event the Eurodollar Screen Rate is not available, the rate per annum equal to the offered rate, truncated at five decimal digits, that is set forth on or in such other available quotation page or service as is acceptable to Requisite Purchasers in their sole discretion and that provides an average ICE Benchmark Administration Limited Interest Settlement Rate or another London interbank offered rate administered by any other Person that takes over the administration of such rate for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available or if such information, in the reasonable judgment of Requisite Purchasers, shall cease to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Requisite Purchasers, the rate per annum equal to the rate determined by Requisite Purchasers to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjustment Event” as defined in the definition of Applicable Cash Pay Margin.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Notes” as defined in Section 2.17(c).

“Affected Purchaser” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything in this definition to the contrary, neither the Warrant Holder nor any of its affiliates shall be considered an “Affiliate” of any Note Party or of any Subsidiary of any Note Party.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Note Purchase Agreement.

“Anti-Corruption and Anti-Bribery Laws” means any and all requirements of law related to anti-bribery or anti-corruption matters, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism and Anti-Money Laundering Laws” means any and all requirements of law related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V).

“Applicable Cash Pay Margin” means (i) with respect to LIBO Rate Portions, (a) from the Closing Date until the Leverage Changeover Date, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect was 4.00: 1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Cash Pay Margin for LIBO Rate Portions
Greater than or equal to 4.00:1.00	12.25%
Less than 4.00:1.00	9.00%

and (ii) with respect to Base Rate Portions, an amount equal to (a) the Applicable Cash Pay Margin for LIBO Rate Portions as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. With respect to changes in the Applicable Cash Pay Margin resulting from the delivery of the applicable financial statements, no change in the Applicable Cash Pay Margin shall be effective until three Business Days after the date on which the Purchasers shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(b), 5.1(c) or (d) calculating the Leverage Ratio. With respect to changes in the Applicable Cash Pay Margin arising from changes in the Leverage Ratio due to Company’s payment of the Notes or purchases of Additional Notes hereunder, any such change shall be effective one Business Day following the effective date of any applicable Funding Notice with respect to any purchases of Additional Notes and/or delivery of any Compliance Certificate in connection with any payment of the Notes, and such Funding Notice or Compliance Certificate, as applicable, shall include a calculation of the Leverage Ratio at such time (each, an “Adjustment Event”). At any time when an Event of Default has occurred and is continuing or Company has not submitted to the Purchasers the applicable information as and when required under Section 5.1(b), 5.1(c) and 5.1(d) or the Funding Notice or the Compliance Certificate, as applicable, the Applicable Cash Pay Margin shall be determined as if the Leverage Ratio were greater than or equal to the highest percentage set forth in the table above, subject, in the case of Base Rate Portions, to clause (ii) above. After the delivery receipt by the Purchasers of the applicable information under Section 5.1(b), 5.1(c) and 5.1(d) and the occurrence of an Adjustment Event following the Leverage Changeover Date, Company will reasonably promptly give each Purchaser notice of the Applicable Cash Pay Margin in effect as a result of such event. Without limitation of any other provision of this Agreement or any other remedy available to Collateral Agent or Purchasers under any of the Note Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(b), 5.1(c) or (d) or the calculation of the Leverage Ratio as set forth in the Funding Notice or Compliance Certificate, as applicable, delivered in connection with an Adjustment Event is incorrect in any manner and such financial statements or other information, if correct, would have led to the application of a higher Applicable Cash Pay Margin for any period (the “Applicable Period”), then (x) Company or any other Note Party shall immediately deliver to Purchasers corrected financial statements or other corrected information for such Applicable Period, (y) the Purchasers may recalculate the Applicable Cash Pay Margin based upon such corrected financial statements or such other corrected information, and (z) upon notice thereof to Company, the Notes shall bear interest based upon such recalculated Applicable Cash Pay Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question. Nothing in this paragraph shall limit the right of Collateral Agent or any Purchaser under Section 2.9 or Section 8.

“Applicable Margin” means either the Applicable Cash Pay Margin or the Applicable PIK Margin, as applicable.

“Applicable PIK Margin” means (i) with respect to LIBO Rate Portions, 13.75% and (ii) with respect to Base Rate Portions, 12.75%.

“Applicable Reserve Requirement” means, at any time, for LIBO Rate Portions, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Note is to be determined, or (ii) any category of extensions of credit or other assets that include LIBO Rate Portions. A LIBO Rate Portion shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Purchaser. The rate of interest on LIBO Rate Portions shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Note Party provides to Purchasers pursuant to any Note Document or the transactions contemplated therein that is distributed to Collateral Agent or Purchasers by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer (including through a Division/Series Transaction or plan of division), exclusive license (as licensor or sublicensor), or other disposition to, or any exchange of property with, any Person (other than to or with Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ respective businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased, or licensed, including the Capital Stock of any of Company’s Subsidiaries. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts (other than in the ordinary course of business consistent with past practice), (y) the early termination or modification of any contract resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto) and (z) the sale, disposition or early termination of any Managed Company Document resulting in the receipt by Company or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts that would have been due through the date of termination or modification without giving effect thereto).

“Asset Sale Reinvestment Amounts” as defined in Section 2.13(a).

“Authorized Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, vice president, Chief Financial Officer, or, if approved by Requisite Purchasers, any other officer position with similar authority; provided, that the secretary or assistant secretary of such Person, or another officer of such Person reasonably satisfactory to Requisite Purchasers, shall have delivered an incumbency certificate to Purchasers verifying the authority of such Authorized Officer.

“Availability” means, at any time of determination, an amount equal to:

(a)     with respect to the Initial Notes Purchase Commitment, $35,000,000; and

(b)     with respect to the Additional Notes Purchase Commitments, an amount equal to the lesser of (i) the aggregate amount of unutilized Additional Notes Purchase Commitments and (ii) the difference of (A) the Maximum Credit Amount less (B) the aggregate outstanding principal (or equivalent) balance of Consolidated Total Debt (including any outstanding Notes and any other Indebtedness that will be incurred simultaneously with or on the same date as such Note issuance but excluding any PIK Interest amount) at such time.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (iii) the sum of (a) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a LIBO Rate Portion with a one-month Interest Period plus (b) the difference between the Applicable Cash Pay Margin for LIBO Rate Portions and the Applicable Cash Pay Margin for Base Rate Portions, and (iv) 5.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Portion” means the portion of a Note bearing interest at a rate determined by reference to the Base Rate.

“Benchmark Delayed Discontinuance Event” means the occurrence of one or more of the following events with respect to the Adjusted LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBO Rate announcing that such administrator will cease at a future date to provide the Adjusted LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate will cease to provide the Adjusted LIBO Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the Adjusted LIBO Rate; or (3) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it will invoke, permanently or indefinitely, its insufficient submissions policy.

“Benchmark Discontinuation Event” means a Benchmark Delayed Discontinuance Event or a Benchmark Immediate Discontinuance Event.

“Benchmark Immediate Discontinuance Event” means (1) a public statement by the regulatory supervisor for the administrator of the Adjusted LIBO Rate or any Governmental Authority having jurisdiction over the Purchasers announcing that the Adjusted LIBO Rate is no longer representative or may no longer be used; (2) a public statement or publication of information by or on behalf of the administrator of the Adjusted LIBO Rate announcing that such administrator has ceased to provide the Adjusted LIBO Rate, permanently or indefinitely, and there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (3) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted LIBO Rate, a resolution authority with jurisdiction over the administrator for the Adjusted LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted LIBO Rate, which states that the administrator of the Adjusted LIBO Rate has ceased to provide the Adjusted LIBO Rate permanently or indefinitely, and there is no successor administrator that will continue to provide the Adjusted LIBO Rate; (4) the Adjusted LIBO Rate is not published by the administrator of the Adjusted LIBO Rate for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of the Adjusted LIBO Rate or by the regulatory supervisor for the administrator of the Adjusted LIBO Rate; (5) a public statement or publication of information by the administrator of the Adjusted LIBO Rate that it has invoked, permanently or indefinitely, its insufficient submissions policy; or (6) a Benchmark Delayed Discontinuance Event has occurred and the Adjusted LIBO Rate event about which a public statement or publication of information is made giving rise to such Benchmark Delayed Discontinuance Event has actually occurred or transpired.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Purchasers.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means Collateral Agent and each Purchaser.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the manager, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor Governmental Authority.

“Business Day” means (i) any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Portions, the term “Business Day” means any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Lease Obligation” means, as applied to any Person that is a lessee under any Capital Lease, that portion of obligations under such Capital Lease that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the U.S. Federal Government, or (b) issued by any agency of the U.S., in each case of sub-clauses (a) and (b), the obligations of which are backed by the full faith and credit of the U.S., mature within one year after such date, and have, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (iv) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from both S&P and Moody’s.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Warrant Holder or any of its affiliates or Terren Peizer (or any entity Wholly-Owned by Terren Peizer) (a) shall have acquired beneficial ownership or control of (x) 30% or more on a fully diluted basis of (1) the voting interests in the Capital Stock of Company and/or (2) the economic interests in the Capital Stock of Company, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Company; (ii) the majority of the seats (other than vacant seats) on the Board of Directors of Company cease to be occupied by Persons who either (a) were members of the Board of Directors of Company on the Closing Date, or (b) were nominated for election by the Board of Directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) any event, transaction or occurrence as a result of which either Terren Peizer or Rick Anderson shall for any reason cease to be actively engaged in the day-to-day management of Company in the role each such Person serves on the Closing Date, unless an interim or permanent successor reasonably acceptable to Requisite Purchasers is appointed within twenty (20) days thereafter.

“Chief Financial Officer” means, as applied to any Person that is an entity, any duly authorized individual natural Person holding the position of chief financial officer or, if approved by Requisite Purchasers, any other officer position with similar financial responsibility; provided, that the secretary or assistant secretary of such Person, or another officer of such Person reasonably satisfactory to Requisite Purchasers, shall have delivered an incumbency certificate to the Purchasers verifying the authority of such Authorized Officer.

“CIH” means California Integrated Health, P.C., a California professional corporation.

“Class” means (i) with respect to Purchasers, each of the following classes of Purchasers: (a) Purchasers having Initial Notes Exposure and (b) Purchasers having Additional Notes Exposure, (ii) with respect to Notes, each of the following classes of Notes: (a) Initial Notes and (b) Additional Notes and (iii) with respect to Commitments, each of the following classes of Commitments: (a) Initial Notes Purchase Commitments and (b) Additional Notes Purchase Commitments.

“Closing Date” means the date on which the Initial Notes were issued and purchased by the Purchasers, which occurred on September 24, 2019.

“Closing Date Certificate” means a certificate dated as of the Closing Date and substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted and/or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Assignment of Managed Company Documents” means any collateral assignment of any Managed Company Document, executed by any Note Party thereto, in favor of Collateral Agent, for the benefit of the Secured Parties.

“Collateral Documents” means the Pledge and Security Agreement, any Intellectual Property Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements, any Landlord Collateral Access Agreements, any Collateral Assignment of Managed Company Documents and all other instruments, documents and agreements that are expressly designated pursuant to their terms to be “Collateral Documents” or are otherwise executed and delivered by or on behalf of any Note Party or any other Person pursuant to this Agreement or any of the other Note Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Note Party as security for the Obligations.

“Collateral Questionnaire” means the Perfection Certificate dated as of the date hereof or a collateral questionnaire and/or perfection certificate in form reasonably satisfactory to Collateral Agent, in each case, that provides information with respect to the personal or mixed property of each Note Party and their respective Subsidiaries and Controlled Entities.

“Commitment” means any Initial Notes Purchase Commitment or Additional Notes Purchase Commitment.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) in each case to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a)  Consolidated Interest Expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period) plus (f) extraordinary, non-recurring or other non-ordinary course losses or expenses approved by Requisite Purchasers in their sole discretion, plus (g) stock-based compensation; provided that for purposes of calculating the Leverage Ratio and determining compliance with Section 6.8(d), the aggregate amount added back pursuant to this clause (g) shall not to exceed the greater of (i) $4,000,000 and (ii) (x) on or prior to Leverage Changeover Date, 10.0% of Consolidated Recurring Revenue, or (y) after the Leverage Changeover Date, 5.0% of Consolidated Recurring Revenue, and (h) other items approved by Requisite Purchasers in their sole discretion, minus (iii) in each case to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (b) interest income, plus (c) extraordinary, non-recurring or other non-ordinary course income, plus (d) capitalized software development costs plus (e) any Extraordinary Receipts plus (f) any income or losses from the early extinguishment of debt.

Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) for purposes of “annualizing” any calculation of Consolidated Adjusted EBITDA under this Agreement, no add-backs, adjustments or other income or gain items that are in the nature of “one-time” or “non-recurring” items or are otherwise made in respect of transactions, events, or circumstances that are not expected to recur in future periods may be “annualized” unless approved by Requisite Purchasers in their sole discretion, and (ii) with respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 6.8 or any other calculation herein using Consolidated Adjusted EBITDA (but not for purposes of determining the Applicable Cash Pay Margin), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of Company and may only be included in determining such compliance to the extent approved by Requisite Purchasers in their sole discretion) using the historical financial statements (to be the audited financial statements, if available) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Notes incurred during such period); provided, that, notwithstanding anything to the contrary in this Agreement, any adjustments specified in this clause (ii) shall be subject to the approval of Requisite Purchasers in their sole discretion for all purposes of this Agreement.

“Consolidated Adjusted Revenue” means, as at any date of determination, the product of (A) two multiplied by (B) pro forma Consolidated Recurring Revenue for the six month period then ending.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or similar items”, or that should otherwise be capitalized, as reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any paid-in-kind interest, any amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to:

(i)     the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) to the extent deducted in the calculation Consolidated Adjusted EBITDA, (1) interest income, plus (2) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (c) the Consolidated Working Capital Adjustment; minus

(ii)     the sum, without duplication, of the amounts for such period paid from Internally Generated Cash of (a) to the extent permitted hereunder, voluntary and scheduled repayments (but not, for the avoidance of doubt, mandatory prepayments) of Indebtedness for borrowed money and scheduled payments of Capital Lease Obligations (excluding any interest expense portion thereof), plus (b) Consolidated Capital Expenditures, plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Company and its Subsidiaries and payable by such Persons in cash with respect to such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and (iii) the current portion of taxes provided for with respect to such period in accordance with GAAP. Notwithstanding the foregoing, with respect to any period during which a Subject Transaction has occurred, for purposes of determining compliance with the financial covenant set forth in Section 6.8(b), the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (which pro forma adjustments shall be certified by a Chief Financial Officer of Company and may only be included in determining such compliance to the extent approved by Requisite Purchasers in their sole discretion) using the historical financial statements (to be the audited financial statements, if available) of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Notes incurred during such period); provided, that, notwithstanding anything to the contrary in this Agreement, any adjustments specified in this sentence shall be subject to the approval of Requisite Purchasers in their sole discretion for all purposes of this Agreement.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10 payable on or before the Closing Date. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period that would otherwise start before the Closing Date, such period shall instead start on the Closing Date and Consolidated Interest Expense shall be an amount equal to Consolidated Interest Expense from the Closing Date through the last day of such period multiplied by a fraction the numerator of which is 360 and the denominator of which is the number of days from the Closing Date through the last day of such period.

“Consolidated Liquidity” means, at any time of determination, an amount determined for Company and its Subsidiaries on a consolidated basis equal to the sum of (i) Qualified Cash of Company and its Subsidiaries, plus (ii) Availability under the Additional Notes Purchase Commitments; provided that, at any time that the conditions set forth in Section 3.2 cannot be satisfied as of such time, the Availability under the Additional Notes Purchase Commitments shall be deemed to be zero.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) in each case to the extent otherwise included in such net income (or loss) and without duplication, (a) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (b) the income (or loss) of any Person accrued prior to the date it becomes a Note Party or is merged into or consolidated with any Note Party or that Person’s assets are acquired by any Note Party, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Recurring Revenue” means, for any period of determination with respect to Company and its Subsidiaries, an amount for such period equal to the aggregate regular revenue (as determined in accordance with GAAP) paid by customers of the Note Parties to Company under their respective Contractual Obligations with Company; net of (i) any discounts afforded the applicable customer (e.g., for prepayment or for paying by automatic clearinghouse or electronically) and (ii) any allowances or reserves for bad debt; provided, however, that Consolidated Recurring Revenue shall not include any revenue attributable to or derived from: (a) late fees or similar fees; and (b) all other non-recurring revenues of Company and its Subsidiaries for services which are not provided on a regular and recurring basis such as unusual or infrequent income or receipts.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Company (excluding (a) obligations in respect of performance, appeal or other surety bonds or any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP or (b) any customer deposits or advance payments received in the ordinary course of business) and its Subsidiaries determined on a consolidated basis in accordance with GAAP (or, if higher, the par value or stated face amount of all such Indebtedness).

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative amount) equal to the difference of (a) the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition minus (b) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means (a) any Deposit Account of a Note Party that is subject to a Deposit Account Control Agreement, and (b) any Securities Account of a Note Party that is subject to a Securities Account Control Agreement.

“Controlled Entity” means any Note Party’s Controlled Affiliates. As used in this definition, “Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Note Party pursuant to Section 5.10.

“Credit Date” means the date of the issuance and purchase of Notes.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Purchaser, the excess, if any, of such Defaulting Purchaser’s Pro Rata Share of the aggregate outstanding principal amount of Notes (calculated as if all Defaulting Purchasers (other than such Defaulting Purchaser) had honored all of their respective Defaulted Purchase Obligations) over the aggregate outstanding principal amount of all Notes of such Defaulting Purchaser.

“Default Period” means, with respect to any Defaulting Purchaser, the period commencing on the date of the applicable Credit Date, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Purchaser shall have been reduced to zero (whether by the funding by such Defaulting Purchaser or any Defaulted Purchase Obligation of such Defaulting Purchaser or by the non-pro rata application of any voluntary or mandatory prepayments of the Notes in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Purchaser shall have delivered to the Company and each other Purchaser a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Company and Requisite Purchasers waive all Defaulted Purchase Obligations of such Defaulting Purchaser in writing.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Defaulted Purchase Obligation” shall have the meaning set forth in Section 2.21.

“Defaulting Purchaser” shall have the meaning set forth in Section 2.21.

“Deposit Account” means any “deposit account” as defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained, and the Note Party maintaining such Deposit Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.

“Director” means any natural Person constituting the Board of Directors or an individual member thereof.

“Dispose” means, with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)).

“Disqualified Capital Stock” means any Capital Stock, other than the Warrants, that, by its terms (or by the terms of any other instrument, agreement or Capital Stock into which it is convertible or for which it is exchangeable), or upon the occurrence of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder or beneficial owner thereof (other than solely for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments of dividends, distributions or other Restricted Junior Payments in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other obligation, instrument, agreement, or Capital Stock that would meet any of the conditions in clauses (i), (ii), or (iii) of this definition, in each case, prior to the date that is one hundred eighty days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Payment in Full of all Obligations.

“Disqualified Institution” means any Person that is a direct competitor of the Note Parties that is designated by its legal name by Company in a written notice delivered to the Purchasers on or prior to the date hereof as a disqualified institution.

“Distribution” as defined in Section 7.7.

“Division/Series Transaction” means with respect to any Note Party and/or any of their respective Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Note Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.

“Dollars” and the sign “$” mean the lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Earn Out Obligations” means any obligation or liability consisting of an earnout or similar deferred purchase price that is issued or otherwise incurred as consideration for any acquisition of any property.

“Eligible Transferee” means (i) (a) any Purchaser and any Affiliate of any Purchaser and any Related Fund to which all of such Purchaser’s Notes are transferred (any two or more Related Funds being treated as a single Eligible Transferee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and extends credit or buys notes as one of its businesses, provided that with respect to subclause (b), Requisite Purchasers’ consent (which consent shall not be unreasonably withheld) shall be required for any such Person to become a Purchaser, and (ii) any other Person (other than a Natural Person) approved by Company (so long as no Default or Event of Default has occurred and is continuing) and Requisite Purchasers, it being understood that Company shall be deemed to have approved such Person if Company fails to either approve or reject such Person within five (5) Business Days after any written request for such approval by Requisite Purchasers; provided, (x) neither Company nor any Affiliate of Company shall, in any event, be an Eligible Transferee, (y) no Person owning or controlling any trade obligations or Indebtedness of any Note Party (other than the Obligations) or any Capital Stock of any Note Party (in each case, other than (I) Warrant Holder and its affiliates, and (II) any other Person approved by Requisite Purchasers) shall, in any event, be an Eligible Transferee and (z) no Disqualified Institution shall be an Eligible Transferee so long as no Event of Default has occurred and is continuing.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Equity Transfer Restriction Agreements” means any equity, membership interest, stock transfer restriction, succession planning, continuity, equity pledge or similar agreement executed by an owner of the Capital Stock of a Managed Company in favor of a Note Party in form and substance reasonably satisfactory to the Requisite Purchasers. For the avoidance of any doubt, the term “Equity Transfer Restriction Agreements” shall include the Option Agreement between Company and Christopher Wood, M.D., effective June 1, 2018.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means payroll, employee benefits or zero balance accounts maintained by the Note Parties, as long as (i) in the case of payroll accounts, the total amount on deposit at any time does not exceed the current amount of payroll obligations of the Note Parties, and (ii) in the case of zero balance accounts, any deposits or funds in any such accounts are transferred at least once each Business Day into a Controlled Account (including, for the avoidance of doubt, at any time following the exercise of exclusive control by the Collateral Agent under the applicable control agreement with respect to such Controlled Account).

“Existing Indebtedness” means Indebtedness and other obligations outstanding under (a) that certain Amended and Restated Venture Loan and Security Agreement dated as of March 13, 2019 between Company, as co-borrower and borrower representative, Anxiolitix, Inc., as co-borrower, Horizon Credit II LLC, as lender and Horizon Technology Finance Corporation, as lender and collateral agent and (b) that certain Loan and Security Agreement dated as of June 14, 2018 (as amended by First Amendment to Loan and Security Agreement, dated as of March 13, 2019) among Company, as co-borrower, Anxiolitix, Inc., as co-borrower, Catasys Health, Inc., as co-borrower and Heritage Bank of Commerce, as lender, as in effect on the Closing Date immediately prior to giving effect to any payment of such Indebtedness and other obligations on the Closing Date.

“Extraordinary Receipts” means any Cash received by or paid for the account of Company or any of its Subsidiaries outside of the ordinary course of such Person’s business and any such payments in respect of purchase price adjustments (excluding working capital adjustments), tax refunds, judgments, settlements for actual or potential litigation or similar claims, pension plan reversions, proceeds of insurance, indemnity payments, payments in respect of Earn Out Obligations or Seller Financing Indebtedness, and similar payments; provided, however, that “Extraordinary Receipts” shall not include (i) proceeds of any indemnity payment to the extent that no Event of Default exists at the time of receipt of such proceeds and such proceeds are promptly (and in any event within five Business Days) used to pay related third party claims and expenses or (ii) proceeds otherwise subject to Sections 2.13(a) through 2.13(g).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the next Business Day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next Business Day, and (ii) if no such rate is so published on such next Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLG.

“Federal Healthcare Programs” means any “federal health care program” as defined in 42 U.S.C. 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Fee Letter” means the letter agreement dated on or about the date hereof between Company and GSSLG.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Chief Financial Officer of Company that, as of the date of such certification, such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, (i) with respect to any Lien purported to be created in any Collateral not consisting of Capital Stock pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (ii) with respect to any Lien purported to be created in any Collateral consisting of Capital Stock, that such Lien is the highest priority Lien to which such Collateral is subject, other than any non-consensual Permitted Liens for Taxes, statutory obligations, or other obligations that arise and have higher priority by operation of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of such Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” means Goldman Sachs & Co. LLC.

“Governmental Authority” means any federal, state, municipal, national, regional, provincial or other government, quasi-governmental, governmental department, commission, board, bureau, court, judicial body, tribunal, self-regulatory organization, regulatory or administrative authority, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to any government or any court, in each case whether associated with a state of the U.S., the U.S., or a foreign entity or government.

“Governmental Authorization” means any permit, license, certificate, accreditation, qualification, authorization, approval, clearance, exemption, variance, plan, directive, consent order or consent decree of or from, and any notice, filing, registration, qualification, declaration and designation with, any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSA” as defined in Section 4.25(c).

“GSSLG” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) Company, to the extent that Company is not already the primary obligor in respect of any Obligations, (b) each Subsidiary of Company that executes this Agreement on the Closing Date, and (c) each other Person that guarantees, pursuant to Section 5.10, Section 7.1 or otherwise, all or any part of the Obligations.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guaranty of the Obligations that is made by any other Guarantor in favor of Collateral Agent for the benefit of Secured Parties.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or that may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means any and all requirements of law (including statutes, ordinances, codes, regulation, rules, guidance, instructions or other requirements or issuances of any Governmental Authority) and Orders regulating health care providers, health insurers, health maintenance organizations, managed care organizations, preferred provider organizations, provider contracting or provider network administrators, third party administrators, benefit managers, or other entities, or relating to the practice of medicine, the provision or administration or management of, marketing or advertising of, or the billing, coding or payment for, health care products or services, including professional clinical or medical services, and other ancillary services and other products or services offered by Company, including, without limitation, all laws and Orders relating to: (i) all health care fraud or abuse laws, including, without limitation, the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Federal physician self referral law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and all other laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the making of false claims, financial relationships between referral sources and referral recipients, billing or claims for reimbursement submitted to any Payor Counterparty or other third party payor, and all state equivalents thereto; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including, without limitation, the amendments implemented by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, and all laws pertaining to Medicare Advantage; (iii) Title XIX of the Social Security Act, 42 U.S.C. §§1396-1396v (the Medicaid statute); (iv) TRICARE, 10 U.S.C. §1071 et seq.; (v) all professional licensure and practice laws, including all laws governing patient records, informed consent, medical documentation, medical necessity, physician orders, patient safety, care coordination, unprofessional conduct, referrals, billing and submission of false claims, fee-splitting and corporate practice of medicine; (vi) laws relating to licensure, certification, qualification, accreditation, or authority to operate as a health care provider or care manager; (vii) laws promulgated by state insurance regulators or otherwise relating to the provision of, administration of, arrangement for, or payment for, health benefits or health insurance, including but not limited to laws regulating health insurers, health maintenance organizations, managed care organizations, entities bearing the financial risk for the provision or arrangement of health care services, third party administrators, utilization review organizations, provider contracting organizations, provider network administrators, preferred provider organizations, or benefit managers, and laws relating to the delegation of functions by health insurers or health maintenance organizations to third parties, contractual arrangements with health care providers, quality assurance, care management, coordination of benefits, or credentialing; (viii) Privacy and Data Security Laws, and all federal and state laws concerning privacy, security or confidentiality of Personally Identifiable Information; (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (x) pharmacology and controlled substances laws, including the Federal Controlled Substances Act (21 U.S.C. §§ 801, et seq.) and the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations of the U.S. Food and Drug Administration (“FDA”); and (xi) with respect to each of the forgoing, any regulations or guidance promulgated thereunder by a Governmental Authority.

“Hedge Agreement” means any Interest Rate Agreement and any other derivative or hedging contract, agreement, confirmation, or other similar transaction or arrangement that is entered into by Company or any of its Subsidiaries, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement, or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency, or Securities values, or any combination of the foregoing agreements or arrangements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser that are in effect as of the Closing Date or, to the extent allowed by law, under such applicable laws that may be in effect after the Closing Date and allow a higher maximum nonusurious interest rate than applicable laws in effect as of the Closing Date.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all of the implementing rules and regulations at 45 CFR Part 160, 162 and 164.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2018 and (ii) the unaudited financial statements of Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2019 and June 30, 2019, in each case as filed with the Securities and Exchange Commission and (b) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of the month ended July 31, 2019 and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month.

“Immaterial Fee-Owned Properties” means, as of any date of determination, any individual fee-owned Real Estate Asset having a fair market value less than $2,000,000; provided that, notwithstanding the foregoing, (a) if at any time Company and its subsidiaries own, in the aggregate, multiple fee-owned Real Estate Assets that, in the aggregate, have a fair market value in excess of $4,000,000, then Company shall notify Purchasers thereof and Requisite Purchasers shall have the option, exercisable in its sole discretion, to designate any such Real Estate Assets as Material Real Estate Assets, and (b) any fee-owned Real Estate Asset designated as a Material Real Estate Asset pursuant to clause (iii) of the definition thereof and any fee-owned Real Estate Asset set forth on Schedule 1.1(b) shall not constitute “Immaterial Fee-Owned Properties”.

“Increased-Cost Purchaser” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) Capital Lease Obligations; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or any trade payable incurred in the ordinary course of business unless (a) more than ninety (90) days past due or (b) such obligations are evidenced by a note or a similar written instrument), including any Earn Out Obligations and Seller Financing Indebtedness; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit or similar instrument issued for the account of (or similar credit transaction entered into for the benefit of) that Person or as to which that Person is otherwise liable for reimbursement of drawings or is otherwise an obligor; (vii) Disqualified Capital Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and as if such price were based upon, or measured by, the fair market value of such Disqualified Capital Stock); (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or provide any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case whether entered into for hedging or speculative purposes or otherwise, provided, the “principal” amount of obligations under any Hedge Agreement that has not been terminated shall be deemed to be the Net Mark-to-Market Exposure of Company and its subsidiaries thereunder, and (xii) any obligations consisting of accounts payable or other monetary liabilities that do not fall into the foregoing categories of Indebtedness but are overdue more than ninety (90) days.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including attorneys’ fees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special, or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out (i) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to purchase any Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” means, each of Collateral Agent and any Purchaser, and each of their respective affiliates, officers, partners, members, Directors, trustees, employees, agents and sub-agents.

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Notes” means the Notes issued by Company and purchased by a Purchaser pursuant to Section 2.1(a).

“Initial Notes Exposure” means, with respect to any Purchaser, as of any time of determination, the outstanding principal amount of the Initial Notes of such Purchaser; provided that at any time prior to the purchase of the Initial Notes, the Initial Notes Exposure of any Purchaser shall be equal to such Purchaser’s Initial Notes Purchase Commitment.

“Initial Notes Maturity Date” means the earlier of (i) September 24, 2024 and (ii) the date that all Initial Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Initial Notes Purchase Commitment” means the commitment of a Purchaser to purchase the Initial Notes and “Initial Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Initial Notes Purchase Commitment, if any, is set forth on Appendix A-1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Notes Purchase Commitments as of the Closing Date immediately prior to giving effect to the purchase of the Initial Notes is $35,000,000.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any related fund of any holder of any Note.

“Insurance/Condemnation Reinvestment Amounts” as defined in Section 2.13(b).

“Insurance/Condemnation Reinvestment Period” as defined in Section 2.13(b).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercompany Note and Subordination” means a “global” intercompany promissory note and subordination that evidences and subordinates certain Indebtedness and other monetary liabilities owed among Note Parties and their Subsidiaries and certain other controlled Affiliates, as applicable, substantially in the form of Exhibit I.

“Interest Payment Date” means with respect to (i) any Base Rate Portion, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Note; and (ii) any LIBO Rate Portion, the last day of each Interest Period applicable to such Note; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBO Rate Portion, an interest period of one-, two-, three- or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on (and including) the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Notes shall extend beyond such Class’s Notes Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Company and its Subsidiaries’ operations, (ii) approved by Requisite Purchasers, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Internally Generated Cash” means, with respect to any period, any cash of Company or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Extraordinary Receipts, Net Equity Proceeds, and any cash that is generated from an incurrence of Indebtedness or any other liability.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person, including the establishment or other creation of a Subsidiary or any other interest in the Securities of any Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for customary moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practice) or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Wholly-Owned Subsidiary of any Person be considered to be a “Joint Venture” to which such Person is a party.

“KPI Report” means a report summarizing key performance metrics including eligible lives, membership, divisional headcount and Consolidated Recurring Revenue by Payor Counterparty.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H.

“Latest Maturity Date” means, as of any time of determination, the latest possible maturity or expiration date applicable to any Note or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, as the case may be.

“Leasehold Property” means any leasehold interest of any Note Party as lessee under any lease of real property.

“Leverage Changeover Date” means the date first occurring after four (4) full Fiscal Quarters following the Closing Date and corresponding to the earlier of (i) March 31, 2021 or (ii) the date on which Company and its Subsidiaries have delivered Compliance Certificates under Section 5.1(d) evidencing a Leverage Ratio (calculated based on Consolidated Adjusted EBITDA) less than or equal to 6.00:1.00.

“Leverage Ratio” means, (x) prior to the Leverage Changeover Date, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Revenue and (y) on and after the Leverage Changeover Date, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the twelve month period ending on such date (or if such date of determination is not the last day of a fiscal month in respect of which financial statements and a compliance certificate are being delivered, for the twelve month period ending as of the most recently concluded fiscal month for which financial statements have previously been or were required to be delivered).

“LIBO Rate Portion” means the portion of a Note that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lockbox Account” means a deposit account of a Managed Company that is subject to a lock-box under a lockbox agreement with the applicable depository institution reasonably acceptable to the Collateral Agent (including a requirement that the funds in such account be swept on a daily Business Day basis to a Controlled Account).

“Managed Company” means CIH, TIH, and any other professional limited liability company, professional corporation or other professional legal entity which is a party to a Management Services Agreement.

“Managed Company Documents” means, with respect to any Managed Company, collectively, the Management Services Agreements, the Equity Transfer Restriction Agreements, and the employment and non-compete agreements with each owner of a Managed Company, and any other material agreement among any Note Party and a Managed Company or its owners.

“Management Services Agreement” means any license, management or other agreement by and between any Note Party on the one hand and another Person organized under the laws of a given jurisdiction, on the other hand, and involving (a) the provision of administrative, management, or business support services, or (b) the license of Intellectual Property or other personal property of any Note Party, to such other Person so as to facilitate the provision of certain Note Parties’ services to end users or patients of such Person in a manner that complies with the given jurisdiction’s laws generally concerning the authorized practice of medicine in each case, as amended, restated, supplemented or otherwise modified in a manner that is not prohibited by this Agreement. For the avoidance of any doubt, the term “Management Services Agreement” shall include any agreement between any Note Party and a Managed Company, including (i) the Management Services Agreement by and between Company, as manager thereunder, and TIH, dated as of April 2, 2018, (ii) the License Agreement, dated as of April 2, 2018 by and between Company, as licensor thereunder, and TIH, and (iii) the Management Services Agreement by and between Company, as manager thereunder, and CIH, dated as of April 2, 2018.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) of Company and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Company or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its Subsidiaries taken as a whole; (iii) the ability of any Note Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document to which it is a party; (v) the validity, perfection or priority of a Lien in favor of Collateral Agent for the benefit of Secured Parties on the Collateral, taken as a whole, or (vi) the rights, remedies and benefits available to, or conferred upon, the Collateral Agent, any Purchaser or any other Secured Party under any Note Document.

“Material Contract” means, collectively, (i) the Material Customer Contracts, (ii) any contract or other arrangement to which Company, any of Company’s Subsidiaries, or any Managed Company is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, and (iii) each other contract and arrangement listed on Schedule 4.16.

“Material Customer Contract” means any contract or other arrangement to which Company, any of its Subsidiaries, or any Managed Company is a party with any Payor Counterparty to the extent that the Related System Contract Revenue from such Payor Counterparty and its Affiliates exceeds fifteen percent (15%) of Consolidated Recurring Revenue measured as of the last day of the most recently ended six consecutive fiscal month period for which financial statements have been delivered, including all amendments, exhibits, addenda, appendices, provider manuals, and policies and procedures that are incorporated by reference into such contracts.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of Company and its Subsidiaries with an individual principal amount (or Swap Termination Value) of $250,000 or more or, solely for purposes of Section 8.1(b), that, collectively with any other Indebtedness in respect of which any relevant default or other specified event has occurred, has an aggregate principal amount of $500,000 or more.

“Material Real Estate Asset” means any and all of the following: (i) all fee-owned Real Estate Assets other than any Immaterial Fee-Owned Properties, (ii) any Real Estate Asset that Requisite Purchasers determine after the Closing Date, in their reasonable discretion, to be material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any of Company and its Subsidiaries and designate in writing to be a “Material Real Estate Asset”, and (iii) any Real Estate Asset listed on Schedule 1.1(b).

“Maximum Credit Amount” means, at any time of determination, an amount equal to (x) from the Closing Date until the Leverage Changeover Date, the lesser of (A) the product of Consolidated Adjusted Revenue multiplied by 0.675 and (B) the product of (i) Consolidated Adjusted Revenue multiplied by (ii) the then in effect maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8 and (y) on and after the Leverage Changeover Date, the product of (A) the sum of the trailing twelve months Consolidated Adjusted EBITDA of Company as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered pursuant to Section 5.1(b) and Section 5.1(c) multiplied by (B) the then in effect maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8. The Maximum Credit Amount shall be determined on a Pro Forma Basis.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or similar instrument in form and substance reasonably acceptable to Collateral Agent.

“Mortgaged Real Estate Documents” means, with respect to each Material Real Estate Asset that is required to be subject to a Mortgage pursuant to this Agreement:

(i)     one or more fully executed and notarized Mortgages encumbering such Material Real Estate Asset, in each case in proper form for recording in all appropriate places in all applicable jurisdictions;

(ii)     (a) ALTA mortgagee title insurance policies or, solely to the extent that Collateral Agent in its sole discretion waives the requirement for a policy to be issued, unconditional commitments therefor, in each case issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), each such Title Policy to be in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto and dated not more than thirty days prior to the date of the applicable Mortgage, (b) copies of all documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (c) evidence reasonably satisfactory to Collateral Agent that such Note Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iii)     (A) a completed Flood Certificate with respect to each such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program and be in form and substance satisfactory to Collateral Agent in its sole discretion; (B) if the Flood Certificate indicates that such Material Real Estate Asset is located in a Flood Zone, Company’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Material Real Estate Asset in a Flood Zone and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program or, solely to the extent agreed to by Collateral Agent in its sole discretion, excluded any structures existing in such Flood Zone from any such Mortgage in a manner satisfactory to Collateral Agent in its sole discretion;

(iv)     ALTA surveys of such Material Real Estate Asset (other than any Leasehold Property, unless reasonably requested by Collateral Agent), certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage and otherwise in form and substance reasonably satisfactory to Collateral Agent in its sole discretion;

(v)     an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)     reports and other information, in each case in form, scope and substance reasonably satisfactory to Requisite Purchasers in their sole discretion, regarding environmental matters relating to such Material Real Estate Asset, including any Phase I Report requested by Collateral Agent with respect to such Material Real Estate Asset.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Natural Person” means a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of a milestone payment, as applicable), but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable, out-of-pocket costs and expenses associated therewith, including reasonable legal fees and expenses, in each case, solely to the extent such discounts, commissions, costs, fees and expenses are paid to non-Affiliates.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by Company or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received.

“Net Mark-to-Market Exposure” of a Person means, as of any time of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the time of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that time).

“Non-Consenting Purchaser” as defined in Section 2.22.

“Non-U.S. Purchaser” as defined in Section 2.19(c).

“Note Document” means any of this Agreement, the Collateral Documents, the Fee Letter, the Notes and all other documents, certificates, instruments or agreements that are expressly designated pursuant to their terms to be “Note Documents” or are otherwise executed and delivered by or on behalf of a Note Party or any other Person for the benefit of Collateral Agent or any Purchaser in connection herewith, excluding, for the avoidance of doubt, the Warrants and any other documents related solely thereto.

“Note Party” means Company, as issuer, and each Guarantor.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Maturity Date” means the earlier of (i) September 24, 2024 and (ii) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Notes Purchase Commitment” means the Initial Notes Purchase Commitment and the Additional Notes Purchase Commitment, and “Notes Purchase Commitments” means such commitments of all Purchasers.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several, or independent) of every nature of each Note Party from time to time owed to the Collateral Agent (including any former collateral agents), the Purchasers or any of them, under any Note Document, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor Governmental Authority.

“OIG” as defined in Section 4.25(c).

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum, or articles of incorporation or organization, and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary, excise, property, or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations or Guaranteed Obligations, as the context requires, that each of the following events has occurred, as applicable: (a) the indefeasible payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding Notes, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Note or Commitment or otherwise under any Note Document, and (iii) all accrued and unpaid costs and expenses payable by any Note Party to Collateral Agent or Purchaser pursuant to any Note Document, whether or not demand has been made therefor, including any and all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the indefeasible payment or repayment in full in immediately available funds or all other outstanding Obligations or Guaranteed Obligations other than unasserted contingent indemnification and contingent reimbursement obligations and (c) the termination in writing of all of the Commitments and (d) upon the written request of Requisite Purchasers, receipt by Purchasers of a release from the Note Parties in favor of the Secured Parties in form and substance acceptable to Requisite Purchasers.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payor Counterparty” means any insurer, health maintenance organization, health care benefit plan, third party administrator, employer, union, trust, governmental program (including any Federal Healthcare Program), preferred provider organization, managed care program, or other consumer or customer of health care services that has authorized Company, any of its Subsidiaries or any Managed Company as a provider or supplier of health care services to its members, beneficiaries, participants or the like thereof, or to whom Company has submitted a claim for, or received reimbursement for, health care products or services.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any Acquisition by Company or any of its Wholly-Owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)     all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)     in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such Acquisition shall be owned 100% by Company or a Wholly-Owned Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10, 5.11 and/or 5.13, as applicable;

(iv)     Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a Pro Forma Basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter most recently ended;

(v)     Company shall have delivered to Purchasers (A) at least thirty (30) Business Days prior to such proposed Acquisition (or such shorter period as may be agreed by Requisite Purchasers in their reasonable discretion), all relevant financial information with respect to such acquired assets, including the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) promptly upon written request by Requisite Purchasers and in any event at least ten (10) Business Days prior to closing such Acquisition (or such shorter period as may be agreed by Requisite Purchasers in their reasonable discretion) (1) a copy of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Requisite Purchasers), (2) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the most recent twelve month period ending immediately prior to such Acquisition, including any audited financial statements that are available, (3) a quality of earnings report (including cash proof analysis) with respect to the Person or assets or division to be acquired in accordance herewith and (4) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above;

(vi)     any Person or assets or division as acquired in accordance herewith (y) shall be in substantially the same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such Acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii)     the Acquisition shall be non-hostile and shall have been approved by the Board of Directors of the Person acquired or the Person from whom such assets or division is acquired, as applicable; and

(viii)     Company and its Subsidiaries comply with Sections 5.10 and 5.11 with respect to such Acquisition.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personally Identifiable Information” means any information that: (a) directly identifies, or in combination with other information may identify, an individual, including name, mailing address, email address, any identifier that identifies an account, telephone number, social security number, drivers’ license number, government issued identification number, any financial account number or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or locate an individual more precisely than a state; (b) is governed, regulated or protected by one or more Privacy and Data Security Laws; (c) is Protected Health Information (as defined by HIPAA); (d) pertains to the health, employment or finances of an individual; (e) is derived from other Personally Identifiable Information and protected by one or more Privacy and Data Security Laws; or (f) is associated with or linked to any other Personally Identifiable Information, which in combination may identify the individual.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Requisite Purchasers, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Company’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“PIK Interest” as defined in Section 2.7(e).

“Plan” as defined in Section 9.11.

“Platform” as defined in Section 10.1(b).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor in form and substance reasonably acceptable to Collateral Agent.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time, or, if such source or rate is unavailable, any replacement or successor source or rate as determined by Requisite Purchasers. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Principal Office” means a Purchaser’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, and each other Purchaser.

“Privacy and Data Security Laws” means all laws that apply to the creation, collection, receipt, maintenance, transmission, processing, use, disclosure, transfer (including cross-border transfers), disposal, privacy, security, confidentiality, integrity, availability, or breach of Personally Identifiable Information, including: (a) HIPAA; (b) the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290dee-3, including 42 C.F.R. Part 2; (c) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq.; (d) the federal Telephone Consumer Protection Act; (e) the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act; (f) state privacy, data security, and breach notification laws; (g) state laws prohibiting consumer fraud and deceptive business practices; and each of clauses (a) through (g), as amended from time to time; and all implementing regulations relating to privacy and data security pursuant to all such laws, each as amended from time to time.

“Pro Forma Basis” means a calculation giving pro forma effect to (i) the adjustments related to Subject Transactions described in “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges”, as applicable, and (ii) when used with respect to determining the permissibility of any specific transaction hereunder, such specific transaction as if it were a Subject Transaction.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Notes of any Purchaser, the percentage obtained by dividing (a) the Initial Notes Exposure of that Purchaser, by (b) the aggregate Initial Notes Exposure of all Purchasers and (ii) with respect to all payments, computations and other matters relating to the Additional Notes of any Purchaser, the percentage obtained by dividing (a) the Additional Notes Exposure of that Purchaser, by (b) the aggregate Additional Notes Exposure of all Purchasers. For all other purposes with respect to each Purchaser, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Notes Exposure and the Additional Notes Exposure by (B) an amount equal to the sum of the aggregate Initial Notes Exposure and the aggregate Additional Notes Exposure.

“Projections” as defined in Section 4.8.

“Provider” as defined in Section 4.25(e).

“Purchaser” means each financial institution listed on the signature pages hereto as a Purchaser, and any other Person that becomes a party hereto pursuant to a Transfer Agreement.

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted Cash and, to the extent readily monetized, Cash Equivalents included in the consolidated balance sheet of Company and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Collateral Agent for the benefit of Secured Parties and non-consensual Permitted Liens, (ii) may be applied to payment of the Obligations without violating any law, contract, or other agreement, (iii) is in Controlled Accounts, and (iv) is not Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Stock” means common Capital Stock (excluding Disqualified Capital Stock) of Company, the Net Equity Proceeds of which have not been designated or otherwise utilized for any purpose other than as set forth in Section 8.2.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Note Party in any real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Fund” means any Fund that is managed, advised, or administered by (a) a Purchaser, (b) an Affiliate of a Purchaser, or (c) an entity or affiliate of an entity that manages, administers, or advises a Purchaser.

“Related System Contract Revenue” means, with respect to any Payor Counterparty for any period, the Consolidated Recurring Revenue attributable to all contracts (or other arrangements) between Company or any of its Subsidiaries and such Payor Counterparty or any of its Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Class Purchasers” means, at any time of determination for any Class of Purchasers, Notes, and/or Commitments, as applicable, Purchasers of such Class holding more than 50% of the aggregate Voting Power Determinants of such Class of Notes and Commitments held by all Purchasers; provided that (i) the amount of Voting Power Determinants of any Defaulting Purchaser shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent the total number of Purchasers (treating all Purchasers that are Affiliates as a single Purchaser) of any Class is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Class Purchasers” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Note Document or applicable law), “Requisite Class Purchasers” shall also include at least two (treating all Purchasers that are Affiliates as a single Purchaser) Purchasers of such Class.

“Requisite Purchasers” means one or more Purchasers holding Initial Notes Exposure and/or Additional Notes Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Purchasers; provided that (i) the amount of Voting Power Determinants of any Defaulting Purchaser shall be disregarded for purposes of this definition (including clause (ii) of this proviso), and (ii) to the extent that the total number of Purchasers (treating all Purchasers that are Affiliates as a single Purchasers) is greater than one, solely for purposes of any requested consent, waiver, amendment, or other modification requiring the affirmative vote of “Requisite Purchasers” (but, for the avoidance of doubt, not for the purpose of exercising or enforcing any rights and remedies available under any Note Document or applicable law), “Requisite Purchasers” shall also include at least two (treating all Purchasers that are Affiliates as a single Purchasers) Purchasers.

“Responsible Officer” means, as applied to any Note Party, any duly authorized individual natural Person holding the position of chairman of the Board of Directors (if an officer), chief executive officer, president, chief operating officer, or Chief Financial Officer.

“Restricted Junior Payment” means (i) any dividend, other distribution, or liquidation preference, direct or indirect, on account of any shares of any class of Capital Stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock (other than any Disqualified Capital Stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding, excluding any such payment in respect of the Warrants; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Earn Out Obligations or Seller Financing Indebtedness.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or (iii) any other relevant sanctions authority.

“Section 382 Ownership Shift” means on any day on which Company undergoes an “owner shift”, the aggregate increase in the percentage of Company’s stock owned by each “5-percent shareholder” over the lowest percentage of Company’s stock owned by such shareholder at any time during the “testing period.” For these purposes, the terms “owner shift,” “5-percent shareholder” and “testing period,” shall have the meanings accorded them under section 382 of the Internal Revenue Code, and this clause shall be interpreted consistently with the intent of Company and Purchasers to avoid an “ownership change” of Company, within the meaning of section 382(g)(1) of the Internal Revenue Code. The determination of the size of the Section 382 Ownership Shift shall be made by Requisite Purchasers in good faith and in accordance with the principles of the preceding sentence, after reasonable consultation with Company.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, including any Capital Stock and any Hedge Agreements or other derivatives.

“Securities Account” means any “securities account” as defined in Article 8 of the UCC and any “commodity account” as defined in Article 9 of the UCC.

“Securities Account Control Agreement” means, with respect to a Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the Securities Intermediary at which the applicable Securities Account is maintained, and the Note Party having rights in or to the underlying financial assets credited to or maintained in such Securities Account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Securities Account.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means any “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any acquisition of any property.

“Solvency Certificate” means a certificate of the Chief Financial Officer of Company substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Note Party, that as of the date of determination, both (i) (a) the sum of such Note Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Note Party’s present assets; (b) such Note Party’s capital is not unreasonably small in relation to its business as contemplated on such date of determination and reflected in the Projections or with respect to any transaction contemplated or to be undertaken after such date of determination; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Debt/Liquidity Cure Period” as defined in Section 8.2.2.

“Specified Debt/Liquidity Equity Contribution” as defined in Section 8.2.2.

“Specified Debt/Liquidity Financial Covenants” as defined in Section 8.2.2.

“Specified EBITDA Cure Period” as defined in Section 8.2.1.

“Specified EBITDA Equity Contribution” as defined in Section 8.2.1.

“Specified EBITDA Financial Covenants” as defined in Section 8.2.1.

“Subject Transaction” is as defined in “Consolidated Adjusted EBITDA”.

“Subordinated Indebtedness” means any Indebtedness that is contractually or structurally subordinated in payment or lien ranking to the Obligations or related Liens.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election or appointment of the Person or Persons (whether Directors, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Company and shall include all Managed Companies. For the avoidance of doubt, the inclusion of a Managed Company as a Subsidiary hereunder is a drafting convenience agreed to by the parties hereto to clarify the Managed Companies are subject to the various representations, covenants and other provisions applicable to “Subsidiaries” and does not indicate any actual ownership or control whatsoever of any Managed Company by any Note Party, whether by virtue of the services or Management Services Agreement in place with respect to such Managed Company or otherwise.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement related to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Purchaser or any Affiliate of a Purchaser).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Purchaser, its investment office) is located on all or part of the overall net income (whether worldwide, or only insofar as such overall net income is considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Purchaser, its applicable investment office).

“TIH” means Texas Integrated Health, Inc., a Texas nonprofit health organization.

“Title Policy” as defined in the definition of Mortgaged Real Estate Documents.

“Transaction Costs” means the fees, costs and expenses payable by Company, or any of Company’s Subsidiaries to the extent paid or payable to non-Affiliates on or before the Closing Date in connection with the transactions contemplated by the Note Documents as set forth in the letter of direction provided under 3.1(ee).

“Transfer Agreement” means a Transfer Agreement substantially in the form of Exhibit D.

“Transfer Effective Date” as defined in Section 10.6(b).

“Type” means a Base Rate Portion or a LIBO Rate Portion.

“UCC” means the Uniform Commercial Code (or any similar or equivalent statute or law) as in effect in any applicable jurisdiction.

“U.S.” means the United States of America.

“U.S. Purchaser” as defined in Section 2.19(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of one of Exhibits E-1, E-2, E-3 or E-4, as applicable.

“Voting Power Determinants” means, collectively, Initial Notes Exposure and Additional Notes Exposure.

“Voting Procedures Order” as defined in Section 9.11.

“Waivable Mandatory Prepayment” as defined in Section 2.14(c).

“WARN” as defined in Section 4.19.

“Warrant Holder” means Special Situations Investing Group II, LLC.

“Warrants” means, collectively, those certain Purchase Warrants for Common Shares, each dated as of the Closing Date, issued by Company to the Warrant Holder.

“Wholly-Owned” means, in reference to any Subsidiary of a specified Person, that 100% of the Capital Stock of such Subsidiary (other than (x) Directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

1.2     Accounting Terms, Financials Statements, Calculations, Etc. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Purchasers pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Note Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to GAAP occurring as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the date hereof.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Note Document, no Note Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Whenever the term “Company” is used in respect of a financial covenant or a related definition, it shall be construed to mean “Company and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis.

1.3     Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Requisite Purchasers, and, in the case of any Collateral Document, Collateral Agent, in each case in Collateral Agent’s sole discretion. The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived. The word “will” shall be construed as having the same meaning and effect as the word “shall”. The words “assets” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties of any relevant Person or Persons. The terms lease and license shall be construed to include sub-lease and sub-license. Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms. References to Persons include their respective permitted successors and assigns. Except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date. Except as otherwise expressly provided herein, any reference in or to this Agreement (including any Appendix, Schedule, or Exhibit hereto), any other Note Document, or any other agreement, instrument, or other document shall be construed to refer to the referenced agreement, instrument, or document as assigned, amended, restated, supplemented, or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement and any other relevant Note Document unless such reference is expressly limited to refer to such agreement, instrument, or other document “as in effect on” a specified date. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Note Document as if fully set forth therein, mutatis mutandis.

SECTION 2 NOTES

2.1     Issuance and Purchase of the Notes.

(a)     Authorization of Notes. Company authorizes the issue and sale of up to $45,000,000 Senior Secured Notes due September 24, 2024.

(b)     Note Purchase Commitments; Purchase and Sale of the Notes. Subject to the terms and conditions hereof:

(i)     on the Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, Notes in an aggregate original principal amount equal to such Purchaser’s Initial Notes Purchase Commitment; and

(ii)     on and/or after the Closing Date and on or prior to the Additional Notes Purchase Commitment Termination Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, one or more Additional Notes in an aggregate original principal amount not to exceed such Purchaser’s Additional Notes Purchase Commitment immediately prior to giving effect to the purchase of any such Additional Notes.

Subject to Section 2.13, all amounts owed hereunder with respect to the Initial Notes and the Additional Notes shall be Paid in Full no later than the Initial Notes Maturity Date and Additional Notes Maturity Date, respectively. Each Purchaser’s Initial Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Notes and purchase pursuant to such Purchaser’s Initial Notes Purchase Commitment on the Closing Date. Each Purchaser’s Additional Notes Purchase Commitment shall (x) automatically and permanently be reduced by the amount of each Additional Note purchased hereunder, and (y) terminate immediately and without further action by any Person on the Additional Notes Purchase Commitment Termination Date.

(c)     Funding Mechanics. Company shall deliver to Purchasers a fully executed Funding Notice no later than three Business Days prior to the Closing Date with respect to Notes purchased on the Closing Date. Following the Closing Date, whenever Company desires that Purchasers purchase Additional Notes, Company shall deliver to Purchasers a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBO Rate Portion, and at least one Business Day in advance of the proposed Credit Date in the case of an Additional Note that is a Base Rate Portion. Except as otherwise provided herein, a Funding Notice for an Additional Note that is a LIBO Rate Portion shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Collateral Agent of any such Funding Notice, Collateral Agent shall notify each Purchaser of the proposed sales.

(d)     During the Additional Notes Purchase Commitment Period, issuances of Additional Notes (i) shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and (ii) may not be issued more than four (4) times per calendar month.

2.2     Issuance of Notes.

The Notes will be delivered to each Purchaser in physical form and shall be issued in its name or the name of its nominee on the Closing Date or date of purchase, as applicable.

2.3     [Reserved].

2.4     [Reserved].

2.5     Use of Proceeds. The proceeds of the Notes issued and sold on the Closing Date shall be applied by Company to refinance Company’s Existing Indebtedness, with the remainder to be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, no proceeds of the sale of the Notes may be used in any manner that conflicts with Section 4.18(b) or Section 4.26(a).

2.6     Evidence of Debt; Register; Replacement of Notes.

(a)     Purchasers’ Evidence of Debt. Each Purchaser shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Purchaser, including the amounts of the Notes held by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Purchaser’s records, the recordations in the Register shall govern.

(b)     Register. Company (or an agent or sub-agent appointed by it) shall maintain a register for the recordation of the names and addresses of Purchasers and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by any Purchaser (with respect to (i) any entry relating to such Purchaser’s Notes, and (ii) the identity of the other Purchasers (but not any information with respect to such other Purchasers’ Notes)) at any reasonable time and from time to time upon reasonable prior notice. Company shall record, or shall cause to be recorded, in the Register the Notes in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Notes; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Note. Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

(c)     Replacement of Notes. Upon receipt by Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of any Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and (x)     in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a Purchaser party hereto on the Closing Date or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the amount of such Note or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or (y) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter Company at its own expense shall execute and deliver, in lieu thereof, a new Note to such Purchaser, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

2.7     Interest on Notes.

(a)     Except as otherwise set forth herein, each Class of Note (and portion thereof) shall bear interest on the unpaid principal amount thereof from the date issued and sold through repayment (whether by acceleration or otherwise) as follows:

(i)        If interest will be paid in cash:

(1)     if there is a Base Rate Portion of a Note, at the Base Rate plus the Applicable Cash Pay Margin; and

(2)     if there is a LIBO Rate Portion of a Note, at the Adjusted LIBO Rate plus the Applicable Cash Pay Margin;

(ii)       If interest will be paid in kind pursuant to Section 2.7(e):

(1)     if there is a Base Rate Portion of a Note, at the Base Rate plus the Applicable PIK Margin; and

(2)     if there is a LIBO Rate Portion of a Note, at the Adjusted LIBO Rate plus the Applicable PIK Margin.

(b)     The basis for determining the rate of interest with respect to any Note, and the Interest Period with respect to any LIBO Rate Portion, shall be selected by Company and notified to Purchasers pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Note is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Purchasers in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Note shall bear interest at the Base Rate.

(c)     In connection with LIBO Rate Portions there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify for any portion of a Note between a Base Rate Portion or a LIBO Rate Portion in the applicable Funding Notice or Conversion/Continuation Notice, such portion of the Note (if outstanding as a LIBO Rate Portion) will be automatically converted, so long as no Benchmark Immediate Discontinuance Event has occurred, into a LIBO Rate Portion with an Interest Period of one month on the last day of the then-current Interest Period for such portion of the Note. In the event Company fails to specify an Interest Period for any LIBO Rate Portion in the applicable Funding Notice or Conversion/Continuation Notice, so long as no Benchmark Immediate Discontinuance Event has occurred, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Purchasers shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to LIBO Rate Portions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Purchaser.

(d)     Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Note, the date of the issuance and sale of such Note or the first day of an Interest Period applicable to such Note or with respect to a Base Rate Portion being converted from a LIBO Rate Portion, the date of conversion of such LIBO Rate Portion to such Base Rate Portion, as the case may be, shall be included, and the date of payment of such Note or the expiration date of an Interest Period applicable to such Note or, with respect to a Base Rate Portion being converted to a LIBO Rate Portion, the date of conversion of such Base Rate Portion to such LIBO Rate Portion, as the case may be, shall be excluded; provided, if a Note is repaid on the same day on which it is made, one day’s interest shall be paid on that Note.

(e)     Except as otherwise set forth herein, interest on each Note (i) shall accrue on a daily basis and shall be payable in arrears in cash on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Note, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Notes, including final maturity of the Notes. Notwithstanding any of the foregoing to the contrary, for the first 12 months following the Closing Date, at Company’s option, interest on the Notes may be paid by Company in kind on such Interest Payment Date. If interest is paid in cash, Notes shall bear interest in accordance with Section 2.7(a)(i) above and if interest is paid in kind, Notes shall bear interest in accordance with Section 2.7(a)(ii) above. Amounts representing accrued interest that are added to the outstanding principal of Notes accruing such interest shall thereafter constitute principal (the “PIK Interest”) and bear interest, compounded quarterly, in accordance with Section 2.7(a) and otherwise be treated as Notes for purposes of this Agreement, but which shall not be considered as part of “Consolidated Total Debt” for purposes of determining Availability for the Additional Notes Purchase Commitments; provided further that for the avoidance of doubt, PIK Interest shall not be deemed to be a utilization of the Additional Notes Purchase Commitment.

2.8     Conversion/Continuation.

(a)     Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i)     to convert at any time all or any portion of any Note equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from a Base Rate Portion to a LIBO Rate Portion or from a LIBO Rate Portion to a Base Rate Portion; provided, a LIBO Rate Portion may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Portion unless Company shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)     upon the expiration of any Interest Period applicable to any LIBO Rate Portion, to continue all or any portion of such Note equal to $1,000,000 and integral multiples of $250,000 in excess of that amount as a LIBO Rate Portion.

(b)     Subject to Section 3.2(b), Company shall deliver a Conversion/Continuation Notice to Collateral Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to the Base Rate) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBO Rate Portion). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Portion shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Note is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Purchasers in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then, for that day, such Note shall bear interest at the Base Rate.

2.9     Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief laws) payable on demand at a rate that is 3.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Notes (or, in the case of any such fees and other amounts, at a rate that is 3.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Portions); provided, any LIBO Rate Portions (a) may be converted to Base Rate Portions at the revocable election of Purchasers at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired), and (b) unless Requisite Purchasers otherwise consent in writing that LIBO Rate Portions are available, the Notes will automatically convert to Base Rate Portions upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective, and in each case thereupon the Notes shall thereafter bear interest payable upon demand at a rate that is 3.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Portions. Payment or acceptance of (i) the increased rates of interest provided for in this Section 2.9 or (ii) any amount of interest that is less than the amount due, in each case is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Purchaser.

2.10     Fees.

(a)      Company agrees to pay to Purchasers having Additional Notes Purchase Commitments a commitment fee equal to (1) any unused portion of their respective Additional Notes Purchase Commitments, times (2) 0.50% per annum.

(b)     Fees referred to in Section 2.10(a) shall be calculated on the basis of a three hundred sixty-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Additional Notes Purchase Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Additional Notes Purchase Commitment Termination Date.

(c)     In addition to any of the foregoing fees, Company agrees to pay the fees set forth in the Fee Letter and such other fees in the amounts and at the times separately agreed upon.

2.11     Scheduled Payments/Commitment Reductions. To the extent not previously paid, the Initial Notes and the Additional Notes, together with all other amounts owed hereunder with respect thereto, shall be Paid in Full no later than the Initial Notes Maturity Date or the Additional Notes Maturity Date, respectively.

2.12     Voluntary Prepayments.

(a)     Voluntary Prepayments.

(i)     Any time and from time to time, Company may prepay Notes on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount, subject to payment of any fees payable in connection therewith pursuant to Section 2.10(c).

(ii)     All such prepayments shall be made:

(1)     upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Portions; and

(2)     upon not less than three Business Days’ prior written or telephonic notice in the case of LIBO Rate Portions,

in each case given by Company to Purchasers by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Purchasers. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

(b)     Voluntary Commitment Reductions.

(i)     Company may, upon not less than three Business Days’ prior written or telephonic notice from Company confirmed in writing to Purchasers, at any time and from time to time terminate in whole or permanently reduce in part any unused portion of the Additional Notes Purchase Commitment; provided, any such partial reduction of the Additional Notes Purchase Commitment shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)     Company’s notice to Purchasers shall be irrevocable (unless otherwise agreed to by Purchasers in their sole discretion) and shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company’s notice and shall reduce the Commitment of each Purchaser proportionately to its Pro Rata Share thereof.

2.13       Mandatory Prepayments/Commitment Reductions.

(a)     Asset Sales. No later than the first Business Day following the date of receipt by any Note Party or any of its Subsidiaries of any Net Asset Sale Proceeds (it being understood that such Net Asset Sale Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), Company shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000, upon delivery of a written notice to Purchasers, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (1) long-term productive assets of the general type used in the business of Company if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $500,000 or more has been consented to by Requisite Purchasers) or (2) Permitted Acquisitions if (x) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty (120) days following receipt of such Net Asset Sale Proceeds and (y) the transaction contemplated by such purchase agreement is consummated within one hundred eighty (180) days of receipt thereof; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, if requested by Requisite Purchasers, be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Requisite Purchasers. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earliest of (i) the last day of such one hundred twenty (120) day period (if, with respect to a Permitted Acquisition, a definitive purchase agreement therefor has not been executed in accordance with the other provisions of this Agreement), (ii) the last day of such one hundred eighty (180) day period (if, with respect to a Permitted Acquisition, a definitive purchase agreement therefor has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (iii) the date of the occurrence of an Event of Default, such Asset Sale Reinvestment Amounts shall be applied to the Obligations as set forth in Section 2.14(b).

(b)     Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by any Note Party or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds (it being understood that such Net Insurance/Condemnation Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), Company shall prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000 (such amounts, the “Insurance/Condemnation Reinvestments Amounts”), Company shall have the option, directly or through one or more of its Subsidiaries to invest such Insurance/Condemnation Reinvestment Amounts within one hundred eighty days of receipt thereof (the “Insurance/Condemnation Reinvestment Period”) in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the relevant assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided further, pending any such investment, all such Insurance/Condemnation Reinvestment Amounts shall, if requested by Requisite Purchasers, be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Requisite Purchasers. In the event that such Insurance/Condemnation Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the expiration of the applicable Insurance/Condemnation Reinvestment Period, and (ii) the occurrence of an Event of Default, then, at such time, an Event of Default shall be deemed to have occurred and be continuing under this Section 2.13(b) until a prepayment is made (or any such escrow is applied as a prepayment) in an amount equal to such Insurance/Condemnation Reinvestment Amounts that have not been so reinvested.

(c)     Issuance of Equity Securities. On the date of receipt by any Note Party or any of its Subsidiaries of any Net Equity Proceeds from any Person other than a Note Party (it being understood that any such Net Equity Proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof), excluding any such Net Equity Proceeds used for purposes approved in writing by Requisite Purchasers in their sole discretion, Company shall prepay the Notes and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such Net Equity Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall not be required to make the prepayments otherwise required by this clause (c).

(d)     Issuance of Debt. On the date of receipt by any Note Party or any of its Subsidiaries of any Cash proceeds (it being understood that any such Cash proceeds shall be deposited into a Controlled Account on the same Business Day as receipt thereof) from the incurrence of any Indebtedness of any Note Party or any of its Subsidiaries, excluding any Cash proceeds received with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, Company shall prepay the Notes and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)     Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2020), Company shall, no later than the date required for delivery of annual financial statements with respect to such Fiscal Year pursuant to Section 5.1(c), prepay the Notes as set forth in Section 2.14(b) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of the amounts required pursuant to the immediately preceding sentence shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f)     [Reserved].

(g)     Prepayment of Excess Outstanding Amounts. Concurrently with the delivery of the financial statements pursuant to Section 5.1(b) and 5.1(c), Company shall prepay Notes in an aggregate amount equal to 100% of the amount by which (x) the Consolidated Total Debt as of the date of such financial statements exceeds (y) (I) prior to the Leverage Changeover Date, Consolidated Adjusted Revenue or (II) on and after the Leverage Changeover Date, Consolidated Adjusted EBITDA for the twelve month period ending on the last day of the fiscal month for which such financial statements were prepared, in either case, multiplied by the most recently applicable maximum Leverage Ratio set forth in Section 6.8(c).

(h)     Extraordinary Receipts. On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts (it being understood that such Extraordinary Receipts shall be deposited in a Controlled Account on the same Business Day as receipt thereof) in excess of $500,000 in the aggregate in any trailing twelve month period, Company shall prepay Notes and/or Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such excess Extraordinary Receipts.

(i)     Fees. In connection with any mandatory prepayments pursuant to this Section 2.13, Company shall pay any applicable fees pursuant to Section 2.10(c).

(j)     Prepayment Certificate. Concurrently with any prepayment of the Notes and/or reduction of the Commitments pursuant to Sections 2.13(a) through 2.13(h), Company shall deliver to Purchasers a certificate of a Chief Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Purchasers under any of the Note Documents, if any, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Notes and/or the Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Purchasers a certificate of a Chief Financial Officer demonstrating the derivation of such excess.

2.14       Application of Prepayments/Reductions.

(a)     [Reserved]

(b)     Application of Prepayments. Any voluntary prepayments of Notes pursuant to Section 2.12 and any mandatory prepayment of any Notes pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees other than any premium, and all expenses specified in Section 10.2, in each case to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to the payment of the applicable premium, if any, on any Note;

fifth, except in connection with any Waivable Mandatory Prepayment as provided in Section 2.14(c), to prepay Notes on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and

sixth, to payment of any remaining Obligations then due and payable.

(c)     Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify Purchasers of the amount of such prepayment and each Purchaser’s option to elect not to receive its Pro Rata Share of such Waivable Mandatory Prepayment. Each such Purchaser may exercise such option by giving written notice to Company of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Purchaser that does not notify Company of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Company shall pay to Purchasers the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Purchasers that have elected not to exercise such option, to prepay the Notes of such Purchasers, and (ii) to the extent of any excess, to Company for working capital and general corporate purposes.

(d)     Application of Prepayments of Base Rate Portions and LIBO Rate Portions. Considering each Class of Notes being prepaid separately, any prepayment shall be applied first to Base Rate Portions to the full extent thereof before application to LIBO Rate Portions, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(d).

2.15       General Provisions Regarding Payments.

(a)     All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Purchasers not later than 12:00 p.m. (New York City time) on the date due by wire transfer to an account designated by such Purchaser in writing (as may be updated by Purchaser from time to time). For purposes of computing interest and fees, funds received by Purchasers after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)     All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payment received in respect of any Note on a date when interest or premium is due and payable with respect to such Note) shall be applied to the payment of interest and premium then due and payable before application to principal.

(c)     [Reserved].

(d)     [Reserved].

(e)     Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)     Purchaser shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Purchasers until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is Paid in Full.

(g)     If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by Collateral Agent hereunder or under any Collateral Document in respect of any of the Obligations, including all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all out-of-pocket costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as Collateral Agent and not as a Purchaser) and all advances made by Collateral Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all out-of-pocket costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Purchasers; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16      Ratable Sharing. Purchasers hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Purchaser hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) that is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by any Note Party pursuant to and in accordance with the express terms of any Note Document or (b) any payment obtained by any Purchaser as consideration for the transfer in any of its Notes or other Obligations owed to it.

2.17       Purchasing or Maintaining LIBO Rate Portions.

(a)     Changed Circumstances / Temporary LIBOR Unavailability. In the event that Requisite Purchasers determine (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Portions, that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Portions, (ii) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBO Rate Portions on the basis provided for in the definition of Adjusted LIBO Rate, or (iii) the Adjusted LIBO Rate does not adequately and fairly reflect the cost to Purchasers of purchasing or maintaining such LIBO Rate Portions during such Interest Period, Requisite Purchasers will reasonably promptly give notice to Company and each other Purchaser of such determination, whereupon (A) no Notes may be purchased as LIBO Rate Portions and no portion of a Note may be converted to, LIBO Rate Portions until such time as Requisite Purchasers notify Company and Purchasers that the circumstances giving rise to such notice no longer exist, and (B) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Notes in respect of which such determination was made shall be deemed to be rescinded by Company.

(b)     LIBOR Discontinuation.

(i)     If at any time Requisite Purchasers determines (which determination shall be final and conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) a Benchmark Discontinuation Event has occurred, Requisite Purchasers and Company shall endeavor to establish an alternate replacement rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for bank loans in the United States, and Requisite Purchasers and Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. If such replacement rate of interest as so determined would be less than zero, such rate shall be deemed to be zero. In order to account for the relationship of the replacement interest rate to the Adjusted LIBO Rate, additional spread adjustment and/or other adjustments may be taken into account in the replacement rate of interest to preserve the economic yield of the Purchasers in effect as of, and as contemplated on, the Closing Date.

(ii)     Notwithstanding anything to the contrary in Section 10.5, the amendment referred to in clause (i) above shall become effective without any further action or consent of any other party to this Agreement so long as the Purchasers shall have received at least five Business Days' prior written notice of such amendment thereof and the Collateral Agent shall not have received, within five Business Days of the date of such notice to the Purchasers, a written notice from Requisite Purchasers stating that the Requisite Purchasers object to such amendment.

(iii)     To the extent that a Benchmark Immediate Discontinuance Event has occurred, until an alternate rate of interest shall be determined in accordance with this paragraph, (x) no Notes may be issued as LIBO Rate Portions and no portion of a Note may be converted to, LIBO Rate Portions, and (y) any Funding Notice or Conversion/Continuation Notice given by Company with respect to LIBO Rate Portions shall be deemed to be rescinded by Company.

(c)     Illegality or Impracticability of Adjusted LIBO Rate. In the event that on any date any Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Collateral Agent) that the purchase, maintaining, converting to, or continuation of its LIBO Rate Portion (i) has become unlawful as a result of compliance by such Purchaser in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof that materially and adversely affect the London interbank market or the position of such Purchaser in that market, then, and in any such event, such Purchaser shall be an “Affected Purchaser” and such Affected Purchaser shall on that day give written or telephonic (promptly confirmed in writing) notice to Company of such determination (which notice Company shall promptly transmit to each Purchaser). Thereafter (1) the obligation of the Affected Purchaser to purchase Notes as LIBO Rate Portions, or to convert a portion of Notes to LIBO Rate Portions shall be suspended until such notice shall be withdrawn by the Affected Purchaser, (2) to the extent such determination by the Affected Purchaser relates to a LIBO Rate Portion then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Purchaser shall purchase such Note as (or continue such Note as or convert such Note to, as the case may be) a Base Rate Portion, (3) the Affected Purchaser’s obligation to maintain its outstanding LIBO Rate Portions (the “Affected Notes”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Notes or when required by law, and (4) the portions of the Affected Notes shall automatically convert into Base Rate Portions on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Purchaser as described above relates to a LIBO Rate Portion then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Purchasers by giving written or telephonic (promptly confirmed in writing) notice to Collateral Agent of such rescission on the date on which the Affected Purchaser gives notice of its determination as described above (which notice of rescission Collateral Agent shall promptly transmit to each other Purchaser).

(d)     Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Purchaser, upon written request by such Purchaser (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Purchaser to Purchasers of funds borrowed by it to purchase or carry its LIBO Rate Portions and any loss, expense or liability sustained by such Purchaser in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Purchaser may sustain: (i) if for any reason (other than a default by such Purchaser) a purchase of any LIBO Rate Portions does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Portions does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Portions occurs on any day other than the last day of an Interest Period applicable to that Note (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBO Rate Portions is not made on any date specified in a notice of prepayment given by Company.

(e)     Booking of LIBO Rate Portions. Any Purchaser may purchase, carry or transfer LIBO Rate Portions, to, or for the account of any of its branch offices or the office of an Affiliate of such Purchaser.

(f)     Assumptions Concerning Funding of LIBO Rate Portions. Calculation of all amounts payable to a Purchaser under this Section 2.17 and under Section 2.18 shall be made as though such Purchaser had actually funded each of its relevant LIBO Rate Portions through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such LIBO Rate Portion and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Purchaser to a domestic office of such Purchaser in the U.S.; provided, however, each Purchaser may fund each of its LIBO Rate Portions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18        Increased Costs; Capital Adequacy.

(a)     Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Purchaser shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Purchaser (or its applicable investment office)or any company controlling such Purchaser to any additional Tax (other than any Tax on the overall net income of such Person) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder, any payments to such Purchaser (or its applicable investment office) of principal, interest, fees or any other amount payable hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Purchaser (other than any such reserve or other requirements with respect to LIBO Rate Portions that are reflected in the definition of Adjusted LIBO Rate) or any company controlling such Purchaser; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Purchaser (or its applicable investment office) or any company controlling such Purchaser or such Purchaser’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Purchaser of agreeing to purchase, hold or maintain Notes hereunder or to reduce any amount received or receivable by such Purchaser (or its applicable investment office)with respect thereto; then, in any such case, Company shall promptly pay to such Purchaser, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Person in its sole discretion shall determine) as may be necessary to compensate such Person for any such increased cost or reduction in amounts received or receivable hereunder. Such Purchaser shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Person under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)     Capital Adequacy and Liquidity Adjustment. In the event that any Purchaser shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any Change in Law regarding capital adequacy or liquidity, or (B) compliance by any Purchaser (or its applicable investment office) or any company controlling such Purchaser with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Purchaser or any company controlling such Purchaser as a consequence of, or with reference to, such Purchaser’s Notes or other obligations hereunder with respect to the Notes to a level below that which such Purchaser or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Purchaser or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by Company from such Purchaser of the statement referred to in the next sentence, Company shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such controlling company on an after-tax basis for such reduction. Such Purchaser shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Purchaser under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)     Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that Company shall not be required to compensate a Purchaser pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Purchaser notifies Company of the Change in Law giving rise to such increased costs or reductions, and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19       Taxes; Withholding, Etc.

(a)     Payments to Be Free and Clear. All sums payable by or on behalf of any Note Party hereunder and under the other Note Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Purchaser).

(b)     Withholding of Taxes. If any Note Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Note Party to any Purchaser under any of the Note Documents: (i) Company shall notify Purchasers of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or any other Person (acting as a withholding agent) shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Note Party) for its own account or (if that liability is imposed on such Purchaser, as the case may be) on behalf of and in the name of such Purchaser; (iii) unless otherwise provided in this Section 2.19 the sum payable by such Note Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19), such Purchaser, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax that it is required by clause (ii) above to pay, Company shall deliver to such Purchaser evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any U.S. federal withholding tax, no such additional amount shall be required to be paid to any Purchaser under clause (iii) above except to the extent that any change after the date hereof (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or after the effective date of the Transfer Agreement pursuant to which such Purchaser became a Purchaser (in the case of each other Purchaser) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Transfer Agreement, as the case may be, in respect of payments to such Purchaser; provided that additional amounts shall be payable to a Purchaser to the extent that such Purchaser’s transferor was entitled to receive such additional amounts.

(c)     Evidence of Exemption From U.S. Withholding Tax. Each Purchaser that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Purchaser”) shall, to the extent such Purchaser is legally entitled to do so, deliver to Company, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Transfer Agreement pursuant to which it becomes a Purchaser (in the case of each other Purchaser), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Note Documents, or (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a U.S. Tax Compliance Certificate together with two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of U.S. federal income tax with respect to any payments to such Purchaser of interest payable under any of the Note Documents. Each Purchaser that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “U.S. Purchaser”) shall deliver to Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Purchaser, certifying that such U.S. Purchaser is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Purchaser required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to Company two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, and/or W-9 (or, in any case, any successor form), or a U.S. Tax Compliance Certificate and two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Purchaser is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Purchaser under the Note Documents, or notify Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Purchaser under Section 2.19(b)(iii) if such Purchaser shall have failed to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.19(c).

(d)     FATCA. Notwithstanding anything to the contrary therein, Company shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any U.S. federal withholding tax imposed under FATCA. If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser shall deliver to Company and at the time or times prescribed by law and at such time or times reasonably requested by Company or such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company as may be necessary for Company and to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

(e)     Payment of Other Taxes by Company. Without limiting the provisions of Section 2.19(b), Company shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of such Purchaser timely reimburse it for the payment of, all Other Taxes.

(f)     Indemnification by Note Parties. Note Parties shall jointly and severally indemnify any Purchaser for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.19(b) arising in connection with payments made under this Agreement or any other Note Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by any Purchaser or any of their respective Affiliates and any reasonable and actual out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Note Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Note Party’s receipt of such certificate.

(g)      [Reserved].

(h)     [Reserved].

(i)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 2.19, such Note Party shall deliver to Purchasers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchaser.

(j)     Survival. Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document.

2.20     Obligation to Mitigate. Each Purchaser agrees that, if such Purchaser requests payment under Section 2.17, 2.18 or 2.19, then such Purchaser will, to the extent not inconsistent with the internal policies of such Purchaser and any applicable legal or regulatory restrictions, use reasonable efforts to hold or maintain its Notes, including any Affected Notes, through another office of such Purchaser if, as a result thereof, the additional amounts payable to such Purchaser pursuant to Section 2.17, 2.18 or 2.19, as the case may be, in the future would be eliminated or reduced and if, as determined by such Purchaser in its sole discretion, the purchasing, holding or maintaining of such Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Notes or the interests of such Purchaser; provided, such Purchaser will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Purchaser as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Purchaser shall be conclusive absent manifest error.

2.21     Defaulting Purchasers. Anything contained herein to the contrary notwithstanding, in the event that any Purchaser, other than at the direction or request of any regulatory agency or authority, defaults in its obligation to purchase (a “Defaulting Purchaser”) any Note (in each case, a “Defaulted Purchase Obligation”), then (a) except to the extent such Purchaser’s vote is required under Section  10.5(b), during any Default Period with respect to such Defaulting Purchaser, such Defaulting Purchaser shall be deemed not to be a “Purchaser” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Note Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Purchaser shall have been reduced to zero, (i) any voluntary prepayment of the Notes shall, if Requisite Purchasers so direct at the time of making such voluntary prepayment, be applied to the Notes of other Purchasers as if such Defaulting Purchaser had no Notes outstanding and the outstanding Notes of such Defaulting Purchaser were zero, and (ii) any mandatory prepayment of the Notes shall, if Requisite Purchasers so direct at the time of making such mandatory prepayment, be applied to the Notes of other Purchasers (but not to the Notes of such Defaulting Purchaser) as if such Defaulting Purchaser had honored all of its Defaulted Purchase Obligations, it being understood and agreed that any portion of any mandatory prepayment of the Notes that is not paid to such Defaulting Purchaser solely as a result of the operation of the provisions of this clause  (b) shall be paid to the non-Defaulting Purchasers on a ratable basis; (c) such Defaulting Purchaser’s Commitments shall be excluded for purposes of calculating the commitment fee payable to Purchasers in respect of any day during any Default Period with respect to such Defaulting Purchaser, and such Defaulting Purchaser shall not be entitled to receive any commitment fee pursuant to Section 2.10 with respect to such Defaulting Purchaser’s Commitment in respect of any Default Period with respect to such Defaulting Purchaser. No Commitment of any Purchaser shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section  2.21, performance by Company of its obligations hereunder and the other Note Documents shall not be excused or otherwise modified as a result of any Purchaser becoming a Defaulting Purchaser or the operation of this Section 2.21.

2.22     Removal or Replacement of a Purchaser. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Purchaser (an “Increased-Cost Purchaser”) shall give notice to Company that such Purchaser is an Affected Purchaser or that such Purchaser is entitled to receive payments under Section  2.17, 2.18 or 2.19, (ii) the circumstances that have caused such Purchaser to be an Affected Purchaser or that entitle such Purchaser to receive such payments shall remain in effect, and (iii) such Purchaser shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Purchaser shall become and continue to be a Defaulting Purchaser, and (ii) such Defaulting Purchaser shall fail to cure the default as a result of which it has become a Defaulting Purchaser within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Purchasers shall have been obtained but the consent of one or more of such other Purchasers (each a “Non-Consenting Purchaser”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Purchaser, Defaulting Purchaser or Non-Consenting Purchaser (the “Terminated Purchaser”), Requisite Purchasers may (which, in the case of an Increased-Cost Purchaser, only after receiving written request from Company to remove such Increased-Cost Purchaser), by giving written notice to Company and any Terminated Purchaser of its election to do so, elect to cause such Terminated Purchaser (and such Terminated Purchaser hereby irrevocably agrees) to transfer its outstanding Notes in full to one or more Eligible Transferees (each a “Replacement Purchaser”) in accordance with the provisions of Section 10.6 and such Terminated Purchaser shall pay the fees, if any, payable in connection with any such transfer from an Increased-Cost Purchaser or a Non-Consenting Purchaser or a Defaulting Purchaser; provided, (1) on the date of such assignment, the Replacement Purchaser shall pay to Terminated Purchaser an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Notes of the Terminated Purchaser and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Purchaser pursuant to Section 2.10 (other than any breakage costs, prepayment premium or other similar amounts that would be payable in connection with a voluntary prepayment); (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Purchaser pursuant to Section 2.17, 2.18 or 2.19 or under any other Note Document; (3) such assignment does not conflict with applicable law, and (4) in the event such Terminated Purchaser is a Non-Consenting Purchaser, each Replacement Purchaser shall consent, at the time of such transfer, to each matter in respect of which such Terminated Purchaser was a Non-Consenting Purchaser. Upon the prepayment of all amounts owing to any Terminated Purchaser, such Terminated Purchaser shall no longer constitute a “Purchaser” for purposes hereof; provided, any rights of such Terminated Purchaser to indemnification hereunder shall survive as to such Terminated Purchaser. Each Purchaser agrees that if Requisite Purchasers exercise the option hereunder to cause a transfer by such Purchaser as a Non-Consenting Purchaser, Increased-Cost Purchaser or Terminated Purchaser, such Purchaser shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such transfer in accordance with Section 10.6.

2.23     Representations and Warranties by the Purchasers.     Each Purchaser hereby represents and warrants to Company as follows:(a)

(a)     Investor Status. It (i) is an “accredited investor”, as that term is defined in Regulation D under the Securities Act, (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Notes from Company and the suitability thereof for Purchaser, (iii) is a sophisticated purchaser with respect to the purchase of the Notes, (iv) is able to bear the economic risk associated with the purchase of the Notes, (v) has had an opportunity to ask questions of the principal officers and representatives of Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby, (vi) has been provided adequate information concerning the business and financial condition of Company to make an informed decision regarding the purchase of the Notes, (vii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement, (viii) has independently and without reliance upon Company, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon Company’s express representations and warranties in this Agreement and other Note Documents, and (ix) is not an “affiliate” (as that term is defined in Rule 405 promulgated under the Securities Act) of Company or any of the Guarantors.

(b)     Investment for Own Account. Such Purchaser is purchasing the Notes for investment for its own account and not with a view towards the sale or distribution thereof in violation of applicable securities laws of the United States or any state thereof. Such Purchaser acknowledges there are restrictions on its ability to resell the Notes under applicable securities laws.

(c)     Transfer Restrictions. Such Purchaser understands that the offering and sale of the Notes by Company is intended to be exempt from registration under the Securities Act pursuant to section 4(a)(2) thereof; Company is not registering the Notes under the Securities Act or any state securities laws; and there is no existing public or other market for the Notes. Such Purchaser understands that any certificate representing the Notes that are issued to such Purchaser may bear, in Company’s discretion, the following restrictive legend and will be restricted from transfer in accordance with such legend:

“The sale of this Senior Secured Note has not been and will not be registered under the United States Securities Act 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that the sale of this security has not been registered under the Securities Act. The holder agrees for the benefit of Company, any distributors or dealers and any such persons’ affiliates that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to another exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions. The holder acknowledges that the purpose of the foregoing limitation is, in part, to ensure that the issuer is not required to register under the Securities Act.”

Section 3 CONDITIONS PRECEDENT

3.1     Closing Date. The obligation of each Purchaser to enter into this Agreement and to purchase the Initial Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (in each case, except to the extent required to be satisfied as a condition subsequent in accordance with Section 5.15):

(a)     Note Documents. Purchasers shall have received sufficient copies of this Agreement, the Fee Letter, its Note in the form of Exhibit J, the Pledge and Security Agreement, any Collateral Assignment of Managed Company Documents, and each other Note Document to be dated as of the Closing Date, in each case as Purchasers shall request, in form and substance reasonably satisfactory to Purchasers, and originally executed and delivered by each applicable Note Party and each other Person party thereto.

(b)     Organizational Documents; Incumbency. Purchasers shall have received in respect of each Note Party (i) sufficient copies of each Organizational Document as Purchasers shall request, in each case certified by an Authorized Officer of such Note Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Note Party executing any Note Documents to which it is a party; (iii) resolutions of the Board of Directors of each Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents, in each case, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Purchasers may reasonably request.

(c)     Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.2. The Section 382 Ownership Shift (as of Company’s last “owner shift”) shall not exceed 35 percent.

(d)     Amendment of Organizational Documents. The Board of Directors of Company and the requisite number of stockholders shall have approved an amendment to Company’s Organizational Documents to the satisfaction of Purchaser to include customary provisions to ensure that Company does not undergo an “ownership change” within the meaning of Section 382 of the Code, including prohibitions against certain transfers of stock by and to a “5% shareholder” (as defined under Section 382 of the Code).

(e)     [Reserved]

(f)     Existing Indebtedness. On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Purchasers all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Purchasers with respect to the cancellation of any letters of credit outstanding thereunder.

(g)     Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Purchasers Company’s reasonable best estimate of the Transaction Costs (other than fees payable to Collateral Agent).

(h)     Governmental Authorizations and Consents. Each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents to occur on or prior to the Closing Date (including the entering into of the Note Documents to be delivered on the Closing Date) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Purchasers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents to occur on or prior to the Closing Date or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)     [Reserved]

(j)     Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Note Party shall have delivered to Collateral Agent:

(i)     evidence reasonably satisfactory to Collateral Agent of the compliance by each Note Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein). All UCC financing statements and other filings filed against any Managed Company in favor of a Note Party shall be assigned of record to the Collateral Agent, and all pledged certificates, related instruments of transfer and other tangible collateral of the Managed Companies (including each proxy or similar document designating a successor owner of the Capital Stock of each Managed Company) delivered to a Note Party in connection with the Managed Company Documents shall have been delivered to the Collateral Agent;

(ii)     a completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby;

(iii)     fully executed and, as appropriate, notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions; and

(iv)     evidence that each Note Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) a Landlord Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Note Party, and (ii) an Intercompany Note and Subordination) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k)     [Reserved]

(l)     Financial Statements; Projections. Purchasers shall have received from Company (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Purchasers, (iii) pro forma consolidated income statements of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(m)     Evidence of Insurance. Collateral Agent shall have received a certificate from each applicable Note Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n)     Opinions of Counsel to Note Parties. Collateral Agent, Purchasers and their respective counsel shall have received originally executed copies of the favorable written opinions of Loeb & Loeb LLP, counsel for Note Parties as to such matters as Purchasers may reasonably request, dated as of the Closing Date (but which shall not contain any expiration date) and in form and substance reasonably satisfactory to Purchasers (and each Note Party hereby instructs such counsel to deliver such opinions to Collateral Agent and Purchasers).

(o)     Fees. Company shall have paid to Collateral Agent and Purchasers the fees payable on or before the Closing Date referred to in Section 2.10 and all expenses payable pursuant to Section 10.2 that have accrued to the Closing Date.

(p)     Solvency Certificate. On the Closing Date, Purchasers shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Purchasers, and in form, scope and substance reasonably satisfactory to Purchasers, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement to be consummated on the Closing Date and the issuance and sale of the Notes to occur on the Closing Date, Company and its Subsidiaries each is and will be Solvent.

(q)     Closing Date Certificate. Company shall have delivered to Purchasers an originally executed Closing Date Certificate, together with all attachments thereto.

(r)     [Reserved]

(s)     No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding, hearing, or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Purchasers, singly or in the aggregate, materially impairs the transactions contemplated by the Note Documents or that could have a Material Adverse Effect.

(t)     Due Diligence. Each Purchaser shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Note Parties in scope and determination reasonably satisfactory to Purchasers in their respective discretion (including satisfactory review of (i) the lease agreements for each Leasehold Property, (ii) all Managed Company Documents and (iii) all Material Contracts), and, other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Note Parties as of the Closing Date that are materially inconsistent with the material previously provided to Purchasers for their respective due diligence review of the Note Parties.

(u)     Third Party Reports. Purchasers shall have received third party accounting, quality of earnings and tax due diligence reports, in each case in form, scope and substance reasonably satisfactory to Purchasers and performed by one or more firms acceptable to Purchasers.

(v)     Employment Agreements. Purchasers shall have received fully executed copies of the employment agreements for each of Terren Peizer, Rick Anderson and Christopher Shirley (in each case, in form and substance reasonably satisfactory to Purchasers).

(w)     Minimum Revenue. The pro forma income statement delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Purchasers that Company shall have Consolidated Adjusted Revenue (measured as of the last fiscal month ended before the Closing Date) of at least $29,000,000.

(x)     Minimum Liquidity. Company shall demonstrate in form and substance reasonably satisfactory to Purchasers that on the Closing Date and immediately after giving effect to the issuance and sale of the Notes on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, Company shall have at least $15,000,000 of Cash and/or Availability of all Commitments.

(y)     Maximum Closing Indebtedness. The pro forma balance sheet delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Purchasers that on the Closing Date and immediately after giving effect to the issuance and sale of the Notes on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Company and its Subsidiaries as of the Closing Date to (ii) Consolidated Adjusted Revenue (measured as of the last fiscal month included in the Historical Financial Statements) shall not be greater than 1.21:1.00.

(z)     No Material Adverse Change. Since December 31, 2018, (i) no Material Customer Contract has been terminated, or notice of termination or nonrenewal thereof received, except to the extent that Company notified Purchasers of such termination or non-renewal prior to the Closing Date, and (ii) no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(aa)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Purchasers and its counsel shall be reasonably satisfactory in form and substance to Purchasers and such counsel, and Purchasers, and such counsel shall have received all such counterpart originals or certified copies of such documents as Purchasers may reasonably request.

(bb)     Agent for Service of Process. On the Closing Date, Purchasers shall have received evidence that each Note Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Purchasers at least 30 days’ notice of any resignation of such service agent or other termination of the agency relationship.

(cc)     [Reserved].

(dd)    Cash Management Structure. The cash management structure of the Note Parties shall be reasonably satisfactory to Purchasers and, to the extent requested by Purchasers, shall include springing control account arrangements reasonably satisfactory to Collateral Agent in its reasonable discretion.

(ee)     Letter of Direction. Purchasers shall have received a duly executed letter of direction from Company addressed to Purchasers, on behalf of itself and Purchasers, directing the disbursement on the Closing Date of the proceeds of the Notes made on such date substantially in the form of Exhibit B hereto.

(ff)      KYC Documentation. (i) At least ten days prior to the Closing Date, the Purchasers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii)     At least five days prior to the Closing Date, the Note Parties shall deliver a Beneficial Ownership Certification in relation to such Note Party.

Each Purchaser, by delivering its signature page to this Agreement and purchasing a Note on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by Collateral Agent or Purchasers, as applicable on the Closing Date.

3.2        Conditions to Each Credit Date.

(a)     Conditions Precedent. The obligation of each Purchaser to purchase the Notes, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)     Purchasers shall have received a fully executed and delivered Funding Notice;

(ii)     [Reserved].

(iii)     As of such Credit Date, the representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof;

(iv)     As of such Credit Date, no event shall have occurred and be continuing or would result from the issuance and sale of the Notes that would constitute an Event of Default or a Default;

(v)     [Reserved]

(vi)     The Chief Financial Officer of Company shall have delivered a Chief Financial Officer’s Funding Certificate representing and warranting and otherwise demonstrating to the satisfaction of Purchasers that, as of such Credit Date, Company reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of each Fiscal Quarter.

(vii)     As of such Credit Date, (x) from the Closing Date until the Leverage Changeover Date, Consolidated Total Debt determined as of such date after giving effect to the Notes to be issued shall not exceed Consolidated Adjusted Revenue and (y) on and after the Leverage Changeover Date, the Leverage Ratio determined as of such date after giving effect to the Notes to be issued shall not exceed the maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8, in each case, as certified by the Chief Financial Officer in the Chief Financial Officer’s Funding Certificate and evidenced by reasonably detailed calculations;

(viii)     After giving effect to such purchase of Notes (excluding any proceeds thereof that will be applied, other than with respect to the Initial Notes purchased on the Closing Date, in the ordinary course of business and consistent with past practices on the same Business Day as such purchase of Notes, as certified by the Chief Financial Officer in the Chief Financial Officer’s Funding Certificate and evidenced by a reasonably detailed written summary of such uses of proceeds attached thereto), the aggregate Cash and Cash Equivalents of Company and its Subsidiaries will not exceed (i) prior to the Leverage Changeover Date, $5,000,000 and (ii) thereafter, $2,000,000.

(ix)     With respect to any issuance and sale of Notes, the use of proceeds of which is intended to finance a Permitted Acquisition, Purchasers shall have received evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance reasonably satisfactory to Purchasers in their reasonable discretion.

Collateral Agent or Requisite Purchasers shall be entitled, but not obligated to, request and receive, prior to the issuance and sale of the Notes, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Collateral Agent or Requisite Purchasers, such request is warranted under the circumstances.

(b)     Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Purchasers. In lieu of delivering a Notice, Company may give Purchasers telephonic notice by the required time of any proposed issuance, sale, conversion or continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Purchasers on or before the close of business on the date that telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written notice, the written notice shall govern. In the case of any Notice that is irrevocable once given, if Company provides telephonic notice in lieu of such Notice in writing, such telephone notice shall also be irrevocable once given. Purchasers shall incur any liability to Company in acting upon any telephonic notice referred to above that Purchasers believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

(c)     Each request for a sale and purchase of a Note by Company hereunder shall constitute a representation and warranty by Company as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.

Section 4  REPRESENTATIONS AND WARRANTIES

In order to induce Collateral Agent and Purchasers to enter into this Agreement and to purchase the Notes, each Note Party represents and warrants to Collateral Agent and each Purchaser, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1     Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority and all Governmental Authorizations required to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2     Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, additional Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3     Due Authorization. The execution, delivery and performance of the Note Documents have been duly authorized by all necessary action on the part of each Note Party that is a party thereto.

4.4     No Conflict. The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Note Documents in favor of Collateral Agent, for the benefit of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract or any other material Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents that have been obtained on or before the Closing Date and have been disclosed in writing to Purchasers.

4.5     Governmental Consents. The execution, delivery and performance by Note Parties of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6     Binding Obligation. Each Note Document required to be delivered hereunder has been duly executed and delivered by each Note Party that is a party thereto and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7     Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.8     Projections. On and as of the Closing Date, the projections of Company and its Subsidiaries for the period of Fiscal Year 2019 through and including Fiscal Year 2024, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable.

4.9     No Material Adverse Change. Since December 31, 2018, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10     No Restricted Junior Payments. Since December 31, 2018, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment except as disclosed to the Collateral Agent in writing prior to the Closing Date, or agreed to do so except as permitted pursuant to Section 6.5.

4.11     Adverse Proceedings, etc. There are no Adverse Proceedings that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such Adverse Proceedings, in each case during the term of this Agreement. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such violations, in each case during the term of this Agreement, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such defaults, in each case during the term of this Agreement.

4.12     Payment of Taxes. All income tax returns and other material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Company and/or its applicable Subsidiary, as the case may be). There is no pending tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13       Properties.

(a)     Title. Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)     Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, including an indication as to whether each such Real Estate Asset constitutes a Material Real Estate Asset within the meaning of clauses (i) or (ii) of the definition thereof or an Immaterial Fee-Owned Property within the meaning of clause (a) of the definition thereof, as applicable, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Note Party, regardless of whether such Note Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Note Party, enforceable against such Note Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14      Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor, to any Note Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15     No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such defaults, in each case during the term of this Agreement.

4.16     Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, together with any updates provided pursuant to Section 5.1(l), (a) all such Material Contracts are in full force and effect, (b) no defaults currently exist thereunder, and (c) each such Material Contract has not been amended, waived, or otherwise modified except as permitted under this Agreement. True, correct and complete copies of all Material Contracts listed on Schedule 4.16 have been delivered to the Purchasers. Except as would not be expected to have a Material Adverse Effect, Company, its Subsidiaries, and each Managed Company have been and are in compliance with the terms of all Material Customer Contracts. No event has occurred within the one (1) year period prior to the date of this Agreement that, with notice or lapse of time or both, would constitute a material breach, violation or default by Company, its Subsidiaries, or any Managed Company under any Material Customer Contract.

4.17     Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18       Federal Reserve Regulations; Exchange Act.

(a)     Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)     No portion of the proceeds of any issuance and sale of Notes has or will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such issuance and sale of Notes or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19       Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $250,000, individually, or $500,000, in the aggregate for all such practices, in each case during the term of this Agreement. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or result in liabilities in excess of $250,000, individually, or $500,000, in the aggregate for all such liabilities. No Note Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar federal or state law that remains unpaid or unsatisfied and could reasonably be expected to result in a Material Adverse Effect or is in excess of $250,000, individually, or $500,000, in the aggregate for all such liabilities.

4.20       Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21     Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to Collateral Agent and Purchasers.

4.22     Solvency. Each Note Party is and, upon the issuance and sale of Notes by such Note Party on any date on which this representation and warranty is made, will be, Solvent.

4.23     No Negative Pledge. No Note Party or any of its Subsidiaries is party to any agreement or other arrangement that prohibits, or that triggers any requirement for the equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

4.24     Compliance with Statutes, Etc. Each of Company and its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries (it being understood, in the case of any statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities that are specifically referred to in any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision). Each Note Party possesses all Governmental Authorizations, patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others. Without limiting the foregoing, on or prior to the Closing Date, Company has made all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder with respect to transactions contemplated by this Agreement to have occurred on or prior to the Closing Date, in each case, on or prior to the date required thereunder (without giving effect to any extension or possible extension of such dates permitted thereunder).

4.25       Healthcare Compliance.

(a)       Each of Company and its Subsidiaries, and each Managed Company is, and during the six (6) year period prior to the Closing Date has been, in compliance, in all material respects, with all applicable Healthcare Laws. Neither Company, nor its Subsidiaries, nor any Managed Company has received any notification or communication from any Governmental Authority, Payor Counterparty, or any other Person (i) regarding any actual, alleged, possible or potential violation of, or failure to comply, in any material respect, with, or liability under, any applicable Healthcare Law or (ii) threatening to revoke any Governmental Authorization owned or held by Company or its Subsidiaries, or any Managed Company. Without limiting the generality of the foregoing:

(i)     Company, its Subsidiaries, and the Managed Companies each possess and maintain in good standing all applicable licenses and Governmental Authorizations required under Healthcare Laws, and does not engage in activities subject to licensure or Governmental Authorization in jurisdictions in which such licensure or Governmental Authorization is not maintained. Company, its Subsidiaries, and the Managed Companies each have been and are in compliance, in all material respects, with the requirements of all such licenses and Governmental Authorizations.

(ii)     Company, its Subsidiaries, and each Managed Company have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including state health and insurance regulatory authorities, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect on or after the Closing Date. All such regulatory filings complied in all material respects with applicable Healthcare Laws.

(iii)     Neither Company, its Subsidiaries, nor any Managed Company has denied or limited services or benefits to individuals in a manner that is inconsistent with or violates Healthcare Laws or requirements applicable under any Material Customer Contract.

(b)       Neither Company, nor its Subsidiaries, nor any Managed Company, nor to Company’s knowledge, any director, officer, employee or agent of Company, or any of its Subsidiaries, or Managed Company, has, during the last six (6) years, directly or indirectly: (i) given, received, offered to pay to or solicited any remuneration from, in cash or in kind, any physician, supplier, vendor, contractor, Federal Healthcare Program, other government program or other Person in violation of applicable Healthcare Laws; (ii)  knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any supplier, vendor, or contractor may receive reimbursement or business from a Federal Healthcare Program or other government program; or (iii) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property, or services) to, or for the private use of, any Governmental Authority or any government official, employee or agent.

(c)       Neither Company, nor its Subsidiaries, nor Managed Company, nor any directors, officers, employees or, to Company’s knowledge, agents of Company, its Subsidiaries, or Managed Company (i) has been, or is currently in the process of being, excluded, suspended, debarred, or otherwise determined to be, or identified as, ineligible by the U.S. Department of Health and Human Services, Office of the Inspector General (“OIG”) or the General Services Administration (“GSA”) from participation in any Federal Healthcare Program, (ii) is listed on the office of the OIG’s or GSA’s excluded persons list, or (iii) has entered into any corporate integrity agreement, settlement agreement, or other agreement with any Governmental Authority with regard to any alleged non-compliance with, or violation of, any law, or (iv) has been convicted of any crime or engaged in any conduct for which has debarment is mandated or permitted by 21 U.S.C. § 335a. To Company’s knowledge, no Person has filed or has threatened to file against Company any claim under any federal or state whistleblower statute, including the Federal False Claims Act (31 U.S.C. §§ 3729 et. seq.). Neither Company, nor its Subsidiaries, nor Managed Company (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (B) has been excluded, suspended or debarred, or engaged in any conduct that would result in exclusion, suspension, or debarment from participation in any Federal Healthcare Program, (C) has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program or (D) has made or is in the processing of making a voluntary self-disclosure under the voluntary self-disclosure protocol established by the Secretary of the U.S. Department of Health and Human Services, or under the self-disclosure protocol established and maintained by OIG, or any United States Attorney, or any other Governmental Authority self-disclosure protocol or similar functions.

(d)     Each of Company and its Subsidiaries, and each Managed Company has (i) timely filed all reports and billings required to be filed with respect to each Payor Counterparty, all of which were prepared in compliance in all material respects with all applicable laws and Material Contracts governing reimbursement and claims and the payment policies of the applicable Payor Counterparty, (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing, and there is no pending or, to the knowledge of Company, threatened appeal, adjustment, challenge, audit (including written or, to the knowledge of Company, other notice of an intent to audit), inquiry or litigation by any Payor Counterparty with respect to the billing practices and reimbursement claims of Company, its Subsidiaries, or a Managed Company and (iii) never been audited or otherwise examined by any Payor Counterparty other than routine additional document requests in the ordinary course of business. All billings submitted by Company to any Payor Counterparty in the six (6) years preceding the Closing Date were for medically necessary services actually performed by the billing entity to eligible patients in accordance with the applicable payment rates and coverage rules of the applicable Payor Counterparty, and Company has sufficient and legible documentation that is required to support such billings.

(e)     At all times during which any health care professional (“Provider”) has rendered any health care services to or on behalf of Company, its Subsidiaries, or any Managed Company, such Provider has been and is duly licensed to practice in each applicable jurisdiction and, to the extent such Provider provides services billable to any Federal Healthcare Program, each such Provider has been duly and properly enrolled in such Federal Healthcare Program. To the knowledge of Company, no Provider: (i) has been, while acting on behalf or at the request of Company, its Subsidiaries, or any Managed Company, reprimanded, sanctioned or disciplined by any Governmental Authority, professional society, hospital, health care facility, Payor Counterparty or other third party payor, or specialty board, (ii) is currently under investigation by the medical staff of any hospital or health care facility, (iii) is currently the subject of any criminal indictment or criminal proceedings; (iv) is currently the subject of any legal proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating Healthcare Laws, or engaging in other billing improprieties; or (v) is currently the subject of any legal proceedings based on any allegation of violating professional ethics or standards, or engaging in illegal misconduct relating to his or her professional practice.

(f)     Company has a compliance and ethics program to the extent required by applicable Healthcare Laws, including, to the extent required thereby, with respect to policies and procedures for detecting and preventing healthcare fraud and abuse, and there are no material compliance complaints outstanding, material internal compliance investigations ongoing, or material compliance corrective actions outstanding under Company’s compliance program

(g)     Each of Company and its Subsidiaries, and each Managed Company is currently conducting its business in material compliance with HIPAA. Each of Company and its Subsidiaries, and each Managed Company has executed Business Associate Agreements (in accordance with HIPAA) with each “covered entity” for which or whom they provide services, functions or activities that render Company, its Subsidiaries or a Managed Company a “Business Associate” (as that term is defined by HIPAA). Neither Company, its Subsidiaries, nor the Managed Companies have breached any such Business Associate Agreement, and each of Company and its Subsidiaries, and each Managed Company has implemented appropriate internal policies, procedures and safeguards to maintain the privacy and security of Protected Health Information in compliance with its obligations under such Business Associate Agreements. There are no pending complaints to or investigations by any Governmental Authority with respect to HIPAA compliance by Company, its Subsidiaries or a Managed Company.

(h)     Each of Company and its Subsidiaries, and each Managed Company are as of the date hereof, and have been at all times, in compliance in all material respects with all applicable Privacy and Data Security Laws. There has been no security breach, security incident, unauthorized disclosure, access or use of any Personally Identifiable Information or payment card information maintained or stored by Company, its Subsidiaries or a Managed Company, or other occurrence, act or omission that would constitute a violation of, or require any notice or other remedial action pursuant to the Privacy and Data Security Laws or the Payment Card Industry Data Security Standards, in each case as applicable to the conduct of Company, its Subsidiaries or the Managed Companies, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect on or after the Closing Date. There are no pending complaints to, or investigations by, any Governmental Authority with respect to Company’s, its Subsidiaries’ or a Managed Company’s compliance with the Privacy and Data Security Laws.

4.26       Disclosure.

(a)      No representation or warranty of any Note Party contained in any Note Document or in any other documents, certificates or written statements furnished to Collateral Agent or any Purchaser by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, and no document filed with or furnished to the Securities and Exchange Commission by any Note Party, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Collateral Agent and Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or that should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Purchasers for use in connection with the transactions contemplated hereby.

(b)     As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

4.27       Sanctions; Anti-Corruption and Anti-Bribery Laws; Anti-Terrorism and Anti-Money Laundering Laws; Etc.

(a)     None of Company, any of its Subsidiaries, any Affiliate of any such Person, or any of their respective Directors, officers or, to the knowledge of any Note Party, employees, agents, advisors or other Affiliates is a Sanctioned Person. Each of Company and its Subsidiaries and their respective Directors, officers and, to the knowledge of any Note Party, employees, agents, advisors and Affiliates is in compliance with and has not violated (i)  Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, and (iii)  Anti-Terrorism and Anti-Money Laundering Laws. No part of the proceeds of any issuance and sale of Notes has or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.

(b)     Company and its Subsidiaries have established and currently maintain policies, procedures and controls that are designed (and otherwise comply with applicable law) to ensure that each of Company, its Subsidiaries, and each Controlled Entity, and each of their respective Directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, and Anti-Corruption and Anti-Bribery Laws.

4.28     Private Offering.    Neither Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 other institutional investors, each of which has been offered the Notes at a private sale for investment. Neither Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5 AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1     Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver to Purchasers:

(a)     Monthly Reports. As soon as available, and in any event within thirty days (30) after the end of each month (including months that began prior to the Closing Date for which financial statements were not previously delivered commencing with the month ending June 30, 2019), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification and a KPI Report with respect thereto and any other operating reports prepared by management for such period;

(b)     Quarterly Financial Statements. As soon as available, and in any event within forty-five days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter and any Fiscal Quarter ending prior to the Closing Date for which financial statements were not previously delivered commencing with the Fiscal Quarter ending September 30, 2019), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)     Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (including any Fiscal Year ending prior to the Closing Date for which financial statements were not previously delivered commencing with the Fiscal Year ending December 31, 2019), (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated and consolidating financial statements a report thereon of an Acceptable Auditor or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Requisite Purchasers (which report and accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Note Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d)     Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)     Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Requisite Purchasers;

(f)     Notice of Default. Promptly and in any event within three (3) days after any Responsible Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)     Notice of Adverse Proceedings. Promptly and in any event within three (3) Business Days after any Responsible Officer of Company obtaining knowledge of (i) the institution of any material Adverse Proceeding not previously disclosed in writing by Company to the Purchasers, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in a Material Adverse Effect or liability of Company, any of its Subsidiaries or any of their respective Affiliates in excess of $500,000, individually, or $1,000,000, in the aggregate for all such Adverse Proceedings or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable the Purchasers and their counsel to evaluate such matters;

(h)     ERISA and Employment Matters. (i) Promptly and in any event within three (3) Business Days after any Responsible Officer of Company obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly and in any event within one day after the same is available to any Note Party, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Requisite Purchasers shall reasonably request, and (iii) promptly and in any event within one day after any Note Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Note Party;

(i)     Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated plan and financial forecast and updated model for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Notes, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Collateral Agent;

(j)     Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, one or more certificates from the Note Parties’ insurance broker(s) together with accompanying endorsements, in each case in form and substance reasonably satisfactory to Requisite Purchasers, and a report outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)     Notice of Change in Board of Directors. With reasonable promptness and in any event within ten (10) days after such change, written notice of any change in the Board of Directors of Company;

(l)     Notice Regarding Material Contracts or Material Indebtedness. Promptly, and in any event within three (3) Business Days after (i) (A) any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, (B) any new Material Contract is entered into or (C) the enforceability or legality of any Managed Company Document is challenged or questioned formally, in writing, by any Governmental Authority, or (ii) after any Responsible Officer of any Note Party or any of its Subsidiaries obtaining knowledge (A) of any condition or event that constitutes a default or an event of default under any Material Contract, Managed Company Document or Material Indebtedness, (B) that any event, circumstance, or condition exists or has occurred that gives any counterparty to such Material Contract a termination or assignment right thereunder, or (C) that notice has been given to any Note Party or any of its Subsidiaries asserting that any such condition or event has occurred, a certificate of a Responsible Officer of the applicable Note Party specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts, delivered to Purchasers (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)) and, in the case of clause (ii), as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Note Party or Company with respect thereto;

(m)     Environmental Reports and Audits. As soon as practicable and in any event within ten days following receipt thereof, copies of all environmental audits, reports, and notices with respect to environmental matters at any Facility or that relate to any environmental liabilities of Company or its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, in each case, during the term of this Agreement;

(n)     Information Regarding Collateral. (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Note Party’s corporate name, (ii) in any Note Party’s identity or corporate structure, (iii) in any Note Party’s jurisdiction of organization or formation, or (iv) in any Note Party’s Federal Taxpayer Identification Number or state organizational identification number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is lost, stolen, damaged or destroyed;

(o)     Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent a certificate of an Authorized Officer either (i) confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(o) or (ii) identifying such changes;

(p)     Aging Reports. Together with each delivery of financial statements of Company and each other Note Party pursuant to Sections 5.1(a), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period;

(q)     Tax Information. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Note Party and any other tax information of Company that is reasonably requested by any Purchaser;

(r)     KYC Documentation.

(i)     As soon as practicable and in any event within ten (10) days following any Purchaser’s written request therefor after the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(ii)     As soon as practicable and in any event within five (5) days following any Purchaser’s written request therefor after the Closing Date in connection with any Permitted Acquisition or change in ownership of any Note Party, such Note Party shall deliver a Beneficial Ownership Certification in relation to such Note Party;

(s)     Other Information. (A) Promptly and in any event within ten (10) days of their becoming available, deliver copies to the Purchasers of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its Security holders acting in such capacity or by any Subsidiary of Company to its Security holders acting in such capacity, (ii) all regular, periodic and current reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) promptly after any written request, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Purchaser.

To the extent practical, together with any delivery of financial information required under this Section 5.1, the Note Parties shall deliver to the Purchasers an Excel spreadsheet containing such financial information.

Notwithstanding the foregoing, the obligation of Company and its Subsidiaries to deliver the Narrative Reports contained in paragraphs (b), and (c) and copies of items filed with the SEC pursuant to (s)(A)(ii) and (s)(A)(iii) above may be satisfied by furnishing to the Purchasers the Form 10-K, or 10-Q or 8-K (or the equivalent), as applicable, of Company (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations.

5.2     Existence. Except as otherwise permitted under Section 6.9, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Note Party (other than Company with respect to its existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Purchasers.

5.3     Payment of Taxes and Claims. Each Note Party will, and will cause each of its Subsidiaries to, pay all federal and state income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4     Maintenance of Properties. Each Note Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all reasonably appropriate repairs, renewals and replacements thereof.

5.5     Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Requisite Purchasers, and (ii) such casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of Secured Parties as the loss payee thereunder, and (iii) in each case, provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy. The Collateral Agent acknowledges that the insurance policies maintained by the Company and its Subsidiaries as of the Closing Date are reasonably satisfactory to Collateral Agent.

5.6     Books and Records; Inspections. Each Note Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true, and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Note Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Collateral Agent or any Purchaser to visit and inspect any of the properties of any Note Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (i) prior to the occurrence and continuation of an Event of Default, such inspections shall not occur more frequently than once (1) per calendar year and (ii) nothing in this Section 5.6 shall require a Note Party to provide information (a) in respect of which disclosure is prohibited by applicable laws or (b) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7     Meetings. Company will, upon the request of Requisite Purchasers, participate in a meeting of the Purchasers once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Requisite Purchasers or, if agreed to by Requisite Purchasers in their reasonable discretion, via a conference call or other teleconference) at such time as may be agreed to by Company and Requisite Purchasers.

5.8     Compliance with Laws. Each Note Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (i) the requirements of all applicable laws, rules, regulations and Orders of any Governmental Authority (including all Environmental Laws and Healthcare Laws) in all material respects (it being understood, in the case of any laws, rules, regulations, and orders specifically referred to any other provision of this Agreement, the Note Parties shall also be required to represent and/or comply with, as applicable, the express terms of such provision) and (ii) all Sanctions, Anti-Corruption and Anti-Bribery Laws, and Anti-Terrorism and Anti-Money Laundering Laws in accordance with Section 4.27(a). Each Note Party shall, and shall cause each of its Subsidiaries to, maintain the policies and procedures described in Section 4.27(b).

5.9     Environmental.

(a)     Environmental Disclosure. Company will deliver to Purchasers:

(i)     as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)     promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or resulting in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect or in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (3) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)     as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect or to liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)     prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities or (B) adversely affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)     with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Purchasers in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)     Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Note Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities, and (ii) make an appropriate response to any Environmental Claim against such Note Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in liabilities that exceed $250,000, individually, or $500,000, in the aggregate for all such liabilities.

5.10     Additional Guarantors.

In the event that any Person (other than a Managed Company) becomes a Subsidiary of any Note Party, such Note Party shall, concurrently with such Person becoming a Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Purchasers and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in connection therewith, including such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(m) and 3.1(n). In addition, such Note Party shall deliver, or cause such Subsidiary (other than a Managed Company) to deliver, as applicable, all such documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent in order to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 100% of the Capital Stock of such Subsidiary under the Pledge and Security Agreement (including, as applicable, original certificates evidencing such Capital Stock and related powers or instruments of transfer executed in blank, as applicable). With respect to each such Subsidiary, Company shall send to Collateral Agent prior written notice setting forth with respect to such Person (i) the date on which such Person is intended to become a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof automatically upon such Person becoming a Subsidiary.

(a)     To the extent that a Note Party agrees to manage a Managed Company, it shall cause (x) such Managed Company to enter into a Management Services Agreement in a form substantially similar to the Management Services Agreements in effect on the Closing Date (with such changes as are necessary to reflect any differences in the practice of such entity, such changes as are required by requirements of Healthcare Laws and such other changes as are approved by Requisite Purchasers in their reasonable discretion), and (y) the Person that owns the Capital Stock of such Managed Company to enter into an Equity Transfer Restriction Agreement, in each case in a form substantially similar to the Equity Transfer Restriction Agreements in effect on the Closing Date (with such changes as are necessary to reflect any differences in the medical practices of such entity, such changes as are required by requirements of Healthcare Laws and such other changes as are approved by Requisite Purchasers in their reasonable discretion. All UCC financing statements and other filings filed against any Managed Company by any Note Party may be assigned of record to the Collateral Agent, and all pledged certificates, related instruments of transfer and other tangible collateral pledged by any Managed Company (including each proxy or similar document designating a successor owner of the Capital Stock of each Managed Company) delivered to a Note Party in connection with the Managed Company Documents shall be delivered to the Collateral Agent, except, in each case, as is not permitted under any requirements of Healthcare Laws.

5.11       Additional Locations and Material Real Estate Assets.

(a)     Fee-Owned Real Estate Assets. In the event that any Note Party acquires a fee-owned Material Real Estate Asset or a fee-owned Real Estate Asset owned on the Closing Date becomes a fee-owned Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Note Party shall promptly notify Collateral Agent thereof, and on the same date as acquiring or leasing such fee-owned Material Real Estate Asset, or within thirty days after any Real Estate Asset owned or leased on the Closing Date becomes a fee-owned Material Real Estate Asset (or at such later time as is approved by Collateral Agent in its reasonable discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgaged Real Estate Documents with respect to each such fee-owned Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such fee-owned Material Real Estate Asset.

(b)     [Reserved]

(c)     Appraisals. In addition to the foregoing, Company shall, at the request of Collateral Agent, deliver to Collateral Agent, not more than once every two (2) years (or more frequently if required by applicable law or regulation) such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Mortgage.

(d)     Other New Locations. In the event that any Note Party desires to lease a new location or enter into an arrangement with a third party for physical or electronic storage of any material books and records or other information related to its business or operations, such Note Party shall (i) give Collateral Agent 10 Business Days’ prior notice of such proposed lease or arrangement and (ii) together with such notice, deliver to Collateral Agent a draft of such proposed lease or arrangement and a description of the intended use of the premises and (iii) use commercially reasonably efforts to obtain a Landlord Collateral Access Agreement or a similar instrument executed by the relevant lessor or other counterparty in favor of Collateral Agent for the benefit of the Secured Parties with respect to such location simultaneously with entering into such lease or other arrangement, unless Collateral Agent, in its sole discretion, waive such requirement.

5.12     Compliance with Reporting Requirements. Company shall comply with the Securities Act, Exchange Act, the rules and regulations promulgated thereunder and each other law, rule and regulation applicable to Company due to its status as publicly traded company. Company shall at all times maintain systems of internal controls and corporate governance standards consistent with the best practices for a publicly traded company of its size. Without limiting the foregoing, Company shall ensure that all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder are made on or prior to the date required thereunder without giving effect to any extension or possible extension of such dates permitted thereunder.

5.13     Further Assurances. At any time or from time to time upon the request of Purchasers, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Purchasers or Collateral Agent may reasonably request in order to effect fully the purposes of the Note Documents or to perfect, achieve better perfection of, or renew the rights of Collateral Agent for the benefit of Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Company or any Subsidiary that may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as Purchasers or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a First Priority Lien on substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and each of its Subsidiaries (subject to limitations contained in the Note Documents with respect to Foreign Subsidiaries).

5.14       Miscellaneous Covenants. Unless otherwise consented to by Requisite Purchasers:

(a)     [Reserved].

(b)     Cash Management Systems.

(i)     Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Collateral Agent, including Controlled Accounts, including if requested by Collateral Agent after the occurrence of an Event of Default, blocked account and sweep arrangements.

(ii)     Company shall require in all Management Services Agreements that the Managed Companies party to such Management Services Agreements to cause all cash, checks, drafts or other similar items of payment relating to or constituting collections of any and all accounts receivable of the Managed Companies to be paid and delivered directly from the account debtors to either (x) Controlled Accounts or (y) to Lockbox Accounts. The Managed Companies shall have a standing instruction to the applicable depository institutions over all Lockbox Accounts to sweep the funds therein on a daily Business Day basis to a Controlled Account. It shall be an immediate Event of Default if any Managed Company shall change or otherwise issue any instruction over such Lockbox Account other than to sweep the funds in such account on at least a daily Business Day basis to a Controlled Account.

(c)     Communication with Accountants. Each Note Party executing this Agreement authorizes Purchasers to communicate directly with such Note Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Purchasers information relating to any Note Party or any of its Subsidiaries with respect to the business, results of operations and financial condition of any Note Party or any of its Subsidiaries; provided however, that Purchaser, shall provide Company with notice at least three (3) Business Days prior to first initiating any such communication.

(d)     Activities of Management. Each member of the senior management team of each Note Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Note Parties, it being acknowledged by the Collateral Agent and Purchasers that Terren Peizer shall devote an amount of his professional working time as he deems appropriate in the reasonable exercise of his business judgment, which shall not be less than forty (40) hours per week on average.

(e)     Maintenance of Agent for Service of Process. Each Note Party shall maintain an agent in New York City for the purpose of service of process in New York City at all times.

5.15       Post Closing Matters. Each Note Party shall, and shall cause each of its Subsidiaries to, as applicable, satisfy the requirements set forth on Schedule 5.15 on or before the respective date specified for each such requirement or such later date as is agreed to by Collateral Agent in its sole discretion.

Section 6 NEGATIVE COVENANTS

Each Note Party covenants and agrees that until Payment in Full of all Obligations, such Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1        Indebtedness. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)     the Obligations;

(b)     Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note and Subordination, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of all Obligations pursuant to the terms of the Intercompany Note and Subordination;

(c)     Indebtedness for (i) deferred salaried compensation to a Note Party’s employees, not to exceed $250,000 in the aggregate, and (ii) liabilities of Note Parties associated with accrued but unused vacation time of employees of the Note Parties incurred in the ordinary course of business and pursuant to applicable laws governing the Note Parties’ businesses;

(d)     Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for customary indemnification or from customary guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions, permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries, or constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indebtedness with respect to such similar reimbursement-type obligations;

(e)     Indebtedness that may be deemed to exist pursuant to any performance, surety, appeal or similar bonds or statutory obligations incurred in the ordinary course of business, and guarantee obligations in respect of any such Indebtedness;

(f)     Indebtedness in respect of netting services, overdraft protections and other services provided in connection with deposit accounts in the ordinary course of business;

(g)     guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(h)     guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinate to the Obligations (in payment or Lien priority), then such guaranties shall also be unsecured and/or subordinated to the Obligations to the same extent as such guaranteed Indebtedness;

(i)     Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Purchasers than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)     Indebtedness in an aggregate amount not to exceed at any time $1,000,000 consisting of (x) Capital Lease Obligations and (y) other purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute 100% of the aggregate consideration paid with respect to such asset;

(k)     Indebtedness owed to any entity financing insurance premiums or providing property, casualty or liability insurance to Company or any Subsidiary, so long as such indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such indebtedness is incurred and such indebtedness shall be outstanding only during such year;

(l)     Indebtedness owed by a Managed Company to a Note Party incurred after the Closing Date in an amount not to exceed $1,000,000;

(m)     obligations under Hedge Agreements which are not for speculative purposes; and

(n)     other Indebtedness (other than Indebtedness of the types listed in Section 6.1(a) – (m)) in an aggregate principal amount not to exceed $500,000 at any time outstanding.

6.2        Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or any income, profits, or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits, or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)     Liens in favor of Collateral Agent for the benefit of Secured Parties pursuant to any Note Document;

(b)     Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP so long as the aggregate amount of such Taxes does not exceed $250,000 at any time outstanding;

(c)     statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)     Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)     easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries and that, in the aggregate for any parcel of real property subject thereto, do not materially detract from the value of such parcel

(f)     any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)     Liens solely on any customary cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)     with respect to Controlled Accounts, Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(i)     purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)     any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)     non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Company or such Subsidiary (including, subject to Requisite Purchasers’ approval in their sole discretion, any exclusive licenses of Intellectual Property granted under a Management Services Agreement, provided that such licenses could not result in a legal transfer of title of the licensed Intellectual Property);

(m)     Liens described in Schedule 6.2;

(n)     Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes) not giving rise to an Event of Default under Section 8.1 that (i) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books to the extent that such Liens are being diligently protested by appropriate means, or (ii) have not been discharged within thirty (30) days after the filing thereof;

(o)     Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness.

(p)     other Liens on assets other than the Collateral (other than Liens of the types listed in Section 6.2(a) – (o)) that secure obligations not to exceed $250,000 at any one time outstanding; and

(q)     the replacement, extension or renewal of any Lien permitted by clauses (a) through (p) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the obligations secured thereby.

Notwithstanding anything in this Section 6.2 to the contrary, in no event shall any obligations of any Note Party under any Hedge Agreement be secured by any Lien.

6.3        Equitable Lien. If any Note Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Purchasers to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4        No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) agreements with respect to Liens permitted pursuant to Section 6.2(m) (provided that such restrictions are limited to the property or assets secured by such Liens), no Note Party shall enter into or permit any of its Subsidiaries to enter into any agreement prohibiting, or triggering any requirement for equitable and ratable sharing of Liens or any similar obligations upon, the creation or assumption of any Lien upon any Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5        Restricted Junior Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary, and (b) Company and any Subsidiary of Company may make dividends or bonus payments to employees and directors payable solely in shares of Capital Stock.

Notwithstanding anything in this Section 6.5 to the contrary, no amount shall be permitted to be distributed by any Note Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6        Restrictions on Subsidiary Distributions. Except as provided herein, no Note Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case, other than restrictions (i) in agreements evidencing any purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement (iv) on the transfer of Capital Stock of Managed Companies in the Organizational Documents of such Managed Companies or pursuant to applicable law, in each case, that restrict transfer of the Capital Stock of such Managed Companies to any person other than a licensed physician, and (v) set forth in the Managed Company Documents so long as such restrictions permit (A) the repayment of all Obligations and refinancings thereof and (B) loans or advances to any Note Party.

6.7        Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (including if made as an Acquisition) in any Person, including any Joint Venture, except:

(a)     Investments in Cash and Cash Equivalents;

(b)      (i) Investments owned as of the Closing Date in any Subsidiary and (ii) and Investments made after the Closing Date in any Wholly-Owned Guarantor Subsidiaries of Company;

(c)     Investments (i) in any Securities voluntarily accepted in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)     intercompany loans to the extent permitted under Section 6.1(b);

(e)     Investments in Company or any of its Guarantor Subsidiaries for purposes of making Consolidated Capital Expenditures permitted by this Agreement in respect of fixed assets directly owned by Company or any of its Guarantor Subsidiaries;

(f)     loans and advances to employees of Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(g)     Subject to Requisite Purchasers’ approval in their sole discretion, Permitted Acquisitions;

(h)     To the extent constituting Investments, guarantees permitted by Section 6.1;

(i)     Investments or other participations in joint ventures or strategic alliances in the ordinary course of each Note Party’s business consisting of the licensing of technology, intellectual property and/or product, the development of such technology, intellectual property and/or product or the providing of technical support, provided that (i) any cash Investments by Note Parties do not exceed $500,000 in the aggregate in any fiscal year and (ii) no Default or Event of Default shall have occurred or be continuing or would result therefrom;

(j)     Investments made after the Closing Date in the form of first priority senior secured loans to any Person that is a Managed Company; provided, that (x) such loans are evidenced by a promissory note which is pledged and collaterally assigned to Collateral Agent pursuant to the Collateral Assignment of Managed Company Documents, (y) the Managed Company Documents and Organizational Documents of such Managed Company, as applicable, are in form and substance acceptable to Requisite Purchasers, and (z) such amounts in aggregate do not exceed $500,000 in any Fiscal Year;

(k)     Investments described in Schedule 6.7; and

(l)     (i) prior to the Leverage Changeover Date, and provided no Default or Event of Default would immediately result therefrom, other Investments in an aggregate amount outstanding not to exceed $250,000, and (ii) following the Leverage Changeover Date, and subject to the Leverage Ratio being less than or equal to 4.50:1.00 and no Default or Event of Default shall have occurred or be continuing or would result therefrom, other Investments in an aggregate amount outstanding not to exceed $1,000,000.

Notwithstanding anything in this Section 6.7 to the contrary, (A) in no event shall any Note Party or Managed Company make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5, (B) in no event shall any Note Party or Managed Company make Investments in any Joint Venture or any Person that is not a Note Party (including any such Investments consisting of intercompany loans or Permitted Acquisitions) except pursuant to clause (d), (j) or (l) above and (C) in no event shall any Investment made by a Note Party in any Joint Venture, any Managed Company or other Person that is not a Note Party be made in any form other than Cash.

6.8        Financial Covenants.

(a)     [Reserved]

(b)     Fixed Charge Coverage Ratio. Following the Leverage Changeover Date, Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2021, to be less than the correlative ratio indicated below:

Fiscal Quarter End Date	Fixed Charge Coverage Ratio
On or before December 31, 2021	1.50:1.00
March 31, 2022 through December 31, 2022	1.75:1.00
March 31, 2023 until the Maturity Date	2.00:1.00

(c)     Leverage Ratio.

(i)     Prior to the Leverage Changeover Date, Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, to be less than the correlative ratio indicated below:

Fiscal Quarter End Date	Leverage Ratio
September 30, 2019	1.20:1.00
December 31, 2019	1.20:1.00
March 31, 2020	1.20:1.00
June 30, 2020	0.75:1.00
September 30, 2020	0.75:1.00
December 31, 2020	0.75:1.00
March 31, 2021	0.75:1.00

(ii)     Following the Leverage Changeover Date, Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, to be less than the correlative ratio indicated below:

Fiscal Quarter End Date	Leverage Ratio
On or before March 31, 2021	6.50:1.00
June 30, 2021	6.00:1.00
September 30, 2021	5.50:1.00
December 31, 2021	5.00:1.00
March 31, 2022	4.50:1.00
June 30, 2022	4.00:1.00
September 30, 2022	3.50:1.00
December 31, 2022 until the Maturity Date	3.00:1.00

(d)     Consolidated Adjusted EBITDA. Company shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below:

Fiscal Quarter	Consolidated Adjusted EBITDA
September 30, 2019	-$17,250,000
December 31, 2019	-$24,000,000
March 31, 2020	-$28,500,000
June 30, 2020	-$23,750,000
September 30, 2020	-$7,750,000
December 31, 2020	$7,250,000
March 31, 2021	$18,500,000
June 20, 2021 until the Maturity Date	20,000,000

For the purposes of determining compliance with the covenant set forth in this Section 6.8(d) following consummation of a Permitted Acquisition each of the minimum Consolidated Adjusted EBITDA amounts set forth in this Section 6.8(d) shall be increased by 100% of Consolidated Adjusted EBITDA of the entity or assets being acquired for the four quarter period most recently ended prior to the consummation of such Permitted Acquisition.

(e)     [Reserved]

(f)     [Reserved]

(g)     [Reserved]

(h)     Minimum Consolidated Liquidity. Company shall not permit Consolidated Liquidity at any time (i) prior to the Leverage Changeover Date to be less than the greater of (x) $10,000,000 and (y) an amount equal to the product of 2.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending, and (ii) after the Leverage Changeover Date to be less than the greater of (x) $5,000,000 and (y) an amount equal to the product of 3.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending.

(i)     Minimum Revenue. Company shall not permit Consolidated Recurring Revenue as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below:

Fiscal Quarter End Date	Consolidated Recurring Revenue
September 30, 2019	$26,750,000
December 31, 2019	$31,750,000
March 31, 2020	$40,500,000
June 30, 2020	$55,500,000
September 30, 2020	$78,000,000
December 31, 2020 until the Maturity Date	$90,000,000

6.9     Fundamental Changes; Disposition of Assets; Acquisitions. No Note Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (including through a Division/Series Transaction or a plan of division), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased (as lessee), or licensed (as licensee), or make any Acquisition, except:

(a)     any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger involving Company, Company shall be the continuing or surviving Person, and in the case of any other such merger, a Wholly-Owned Guarantor Subsidiary shall be the continuing or surviving Person;

(b)     sales or other dispositions of assets that do not constitute Asset Sales;

(c)     Asset Sales, the proceeds of which (i) are less than $500,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $1,000,000; provided (1) the proceeds received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company), (2) no less than 100% thereof shall consist of Cash paid upon the closing of each applicable Asset Sale, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)     disposals of obsolete or worn out property; and

(e)     Acquisitions consisting of Investments made in accordance with Section 6.7.

(f)     the execution and delivery of a Management Services Agreement with a Managed Company so long as: (i) such Management Services Agreement is in form and substance reasonably acceptable to Requisite Purchasers, and all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Healthcare Laws; (ii) such Managed Company operates in the continental United States of America; (iii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (iv) Company shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to the execution of such Managed Company Documents, measured as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or are required to have been delivered under Section 5.1(b); (v) (A) Company shall have delivered to Purchasers, at least five Business Days (or such shorter period consented to by Requisite Purchasers) prior to the execution of such Managed Company Documents, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iii) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, and (B) the Note Parties shall have completed background checks with respect to all licensed personnel employed by, or owning Capital Stock in the applicable Managed Company party to the Managed Company Documents and the results of such background checks are such that, if the results were public information, they could not reasonably be expected to have an adverse reputational, regulatory, compliance, or legal impact on any member of Company or its Subsidiaries, any investor in the Note Parties, any Purchaser or Collateral Agent; and (vi) the Managed Company party to such Managed Company Documents shall be in the same business in which Company is engaged as of the Closing Date, and (vii) contemporaneously with the execution of such Managed Company Documents, the requirements of Section 5.10 have been satisfied. In no event shall any Note Party transfer, assign, sell or otherwise dispose of their rights under any Managed Company Documents or Material Customer Contracts except, in each case, for Liens securing the Obligations.

6.10     Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Note Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify Directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Note Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify Directors if required by applicable law.

6.11     Sales and Lease-Backs. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Note Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

6.12     Transactions with Shareholders and Affiliates. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Company or of any such holder; provided, however, that the Note Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) Requisite Purchasers have consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further; provided, that the foregoing restrictions shall not apply to (a) any transaction among Company and any Wholly-Owned Guarantor Subsidiary or any of them; (b) reasonable and customary fees paid to members of the Board of Directors of Company or any of its Subsidiaries; (c) reasonable and customary compensation arrangements for officers and other employees of Company or any of its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; (e) the issuance of the Warrants and the exercise of any and all related rights by the Warrant Holder in connection therewith; and (f) any transaction under the Managed Company Documents, to the extent that Requisite Purchasers approved the terms of such Managed Company Documents and such Managed Company Documents are consistent with past practices of the Note Parties. Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Purchasers.

6.13     Conduct of Business; Foreign Subsidiaries. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in (i) any business other than (A) the businesses engaged in by such Note Party on the Closing Date, and (B) such other lines of business as may be consented to by Requisite Purchasers, or (ii) any business or activities that conflict with Section 4.27(a). No Note Party shall, nor shall any Note Party permit any of its Subsidiaries to, form, create, incorporate, or acquire any Foreign Subsidiary.

6.14     Fiscal Year; Accounting Policies. No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 or make any change in its accounting policies that is not required under GAAP.

6.15     Deposit Accounts and Securities Accounts. No Note Party will establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account, deposit proceeds in a Deposit Account that is not a Controlled Account or deposit, acquire, or otherwise carry any security entitlement or commodity contract in a Securities Account that is not a Controlled Account; provided, that, the foregoing shall not apply to Excluded Accounts. Within 90 days after the Closing Date, the Company shall establish a primary banking relationship with a financial institution other than Heritage Bank of Commerce (the “New Bank”), and shall promptly notify all accounts debtors to make all payments to a Controlled Account at the New Bank. The Company shall diligently work in good faith to transition its primary banking relationship to the New Bank and within 150 days after the Closing Date, shall close all deposit accounts at Heritage Bank of Commerce, which date may be extended with the consent of the Collateral Agent in its sole discretion.

6.16     Amendments to Organizational Agreements and Material Contracts. No Note Party shall (a) amend or permit any amendments to any Note Party’s or any of its Subsidiaries’ Organizational Documents; or (b) amend, terminate, or waive or permit any amendment, termination, or waiver of any provision of, any Managed Company Document, any agreement related to Material Indebtedness or other Material Contract, if such amendment, termination, or waiver could reasonably be expected to be adverse to Purchasers in any material respect, the Purchasers or the Note Parties and their Subsidiaries.

6.17     Prepayments of Certain Indebtedness. No Note Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Note Party or any of its Subsidiaries prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9; and (iii) the prepayment of Indebtedness owed by a Managed Company to any Note Party pursuant to the terms of the Managed Company Documents.

6.18     Use of Proceeds. No Note Party shall use the proceeds of any Notes except as set forth in Section 2.5.

6.19     Equity Issuances. No Note Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock if such issuance would cause the Section 382 Ownership Shift to exceed 35.0%.6.20     Prohibition on Division/Series Transactions. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 6 or any other provision in this Agreement or any other Note Document, (a) Company shall not, nor shall Company permit any of its Subsidiaries to, enter into (or agree to enter into) any Division/Series Transaction and (b) none of the provisions in this Section 6 nor any other provision in this Agreement nor any other Note Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without the prior written consent of Purchasers obtained in compliance with Section 10.5.

Section 7  GUARANTY

7.1     Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to each Beneficiary the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2     Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3     Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4     Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)     this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)     Collateral Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)     the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)     payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. Without limiting the generality of the foregoing, if any Beneficiary is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)     any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Note Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Note Documents; and

(f)     this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to depart from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or could reasonably be expected to vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5     Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than Payment in Full of all Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or could reasonably be expected to be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

7.6     Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Note Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Note Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Note Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for the benefit of Beneficiaries and shall forthwith be paid over to Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7     Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any Distribution collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Collateral Agent for the benefit of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. For purposes of this Section 7.7, “Distribution” means, with respect to any Indebtedness subordinated pursuant to this Section 7.7, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Indebtedness, (b) any redemption of or purchase or other acquisition of such Indebtedness from the Obligee Guarantor by any other Person, and (c) the granting of any lien or security interest to or for the benefit of the Obligee Guarantor or any other Person in or upon any property of any Person to secure such Indebtedness.

7.8     Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9     Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, Directors or any agents acting or purporting to act on behalf of any of them.

7.10     Financial Condition of Company. Any credit extension by Purchasers to Company pursuant to this Agreement or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11     Bankruptcy, etc.

(a)     So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Requisite Purchasers, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense that Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve any Note Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)     In the event that all or any portion of the Guaranteed Obligations are paid by any Note Party, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12     Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (provided that Collateral Agent shall, after receipt of a written certificate of a Chief Financial Officer of Company or Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any documentation reasonably requested by Company in writing to further evidence or reflect any such release, all at the expense of Company).

7.13     [Reserved]

Section 8 EVENTS OF DEFAULT

8.1     Events of Default. If any one or more of the following conditions or events shall occur:

(a)     Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Note, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (iii) when due any interest on any Note or any fee or any other amount due hereunder within three (3) days after the date due.

(b)     Default in Other Agreements. (i) Failure of any Note Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Note Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Material Indebtedness, or (2) any loan agreement, mortgage, note, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or other redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)     Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in (i) Section 5.1(a), (b), (c), (d), (f), (g), (i), (j), (l), (p), (q) and (r), Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15, or Section 6 or (ii) all other subclauses in Section 5.1 not referred to in clause (i) above, Section 5.4 and Section 5.6, and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) or more days after the earlier of (A) receipt by Company of notice from any Purchaser of such default and (B) an Responsible Officer of Company becoming aware of such failure; or

(d)     Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Note Party in any Note Document or in any statement or certificate at any time given by any Note Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; provided that such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; or

(e)     Other Defaults Under Note Documents. Any Note Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other paragraph of this Section 8.1 or consisting of a condition or status that is expressly required to exist or be satisfied at a specific time, and such term has not been fully and permanently performed or complied with within thirty days after the earlier of (i) an Responsible Officer of such Note Party becoming aware of such default, or (ii) receipt by Company of notice from any Purchaser of such default; or

(f)     Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)     Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)     Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $1,000,000 in any individual case or in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)     Dissolution. Any order, judgment or decree shall be entered against any Note Party or any of its Subsidiaries decreeing the dissolution or split up of such Note Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)     Employee Benefit Plans. (i) There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)     Change of Control. A Change of Control shall occur;

(l)     Guaranties, Collateral Documents and other Note Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability, including with respect to future advances by Purchasers, under any Note Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Collateral Documents; or

(m)     [Reserved]

(n)     Ownership Changes. Company undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code as determined by Requisite Purchasers in good faith after consultation with Company (other than as a direct result of any exercise of the Warrant), or the Board of Directors of Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any such transaction.

(o)     Defaults Under Material Contracts; Termination of Material Contracts. Any Note Party, Managed Company or any other Affiliate of a Note Party that is party to a Managed Company Document shall breach or default in the performance of or compliance with any material term contained in any Material Contract or Managed Company Document, beyond any grace period without remedy or waiver, if the effect of such breach or default is to cause the counterparty to such Material Contract to terminate such Material Contract prior to its stated term; provided, that (x) no Event of Default shall exist pursuant to this Section 8.1(o) with respect to any breach of, default in compliance with, or termination or notice of termination of, a Material Contract to the extent that Company would be in pro forma compliance with Section 6.8 as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.1(b) after deducting the net income attributable from such Material Contract from Consolidated Net Income and the revenue from such Material Contract from Consolidated Recurring Revenue, as applicable.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Company by Requisite Purchasers, (A) the Commitments, if any, of each Purchaser having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party: (I) the unpaid principal amount of and accrued interest and premium on the Notes and (II) all other Obligations; and (C) Requisite Purchasers may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Collateral Agent may enforce any other rights and remedies available to it under any Note Document or under applicable law.

8.2     Right to Cure.

8.2.1      EBITDA Cure. For purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.8(b) and Section 6.8(d) (the “Specified EBITDA Financial Covenants”), at the irrevocable written election of Company (which election shall constitute a commitment to satisfy the requirements of this Section 8.2.1) given within 30 days after the end of the relevant Fiscal Quarter, the Net Equity Proceeds of any Qualified Stock that are contributed or otherwise paid as equity capital to Company after the last day of such Fiscal Quarter and on or prior to the day that is ten days after the date of such notice of written election (the “Specified EBITDA Cure Period”) will be deemed to have increased Consolidated Adjusted EBITDA (after giving effect to any annualization or similar adjustments thereto) solely for the purposes of determining compliance with the Specified EBITDA Financial Covenants at the end of such fiscal reporting period (any such equity contribution, a “Specified EBITDA Equity Contribution”); provided that each of the following requirements are satisfied:

(i) Specified EBITDA Equity Contributions may not be made in consecutive Fiscal Quarters;

(ii) no more than four Specified EBITDA Equity Contributions may be made during the term of this Agreement;

(iii) any Specified EBITDA Equity Contribution may only be deemed to increased Consolidated Adjusted EBITDA to the extent that such deemed increase would cause the Note Parties to be in compliance with the Specified EBITDA Financial Covenants when re-calculated as of the original test date after giving effect to such deemed increase;

(iv) the amount of any Specified EBITDA Equity Contribution that is deemed to increase Consolidated Adjusted EBITDA on the last day of such fiscal reporting period will be no greater than the lesser of (x) the amount required to cause Company to be in compliance with the Specified EBITDA Financial Covenants and (y) ten percent (10%) of the trailing twelve months Consolidated Adjusted EBITDA;

(v) all Specified EBITDA Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Note Documents (including for purposes of determining Consolidated Adjusted EBITDA, compliance with baskets, the Applicable Margin, and any other item governed by reference to Consolidated Adjusted EBITDA, for purposes of calculating Consolidated Total Debt, for purposes of determining the satisfaction of any Default or Event of Default condition, for purposes of the Restricted Junior Payments covenant in Section 6.5, and for purposes of determining compliance with any basket that permits a transaction to the extent that such transaction is funded with Net Equity Proceeds); and

(vi) the Net Equity Proceeds of each Specified EBITDA Equity Contribution are paid to Purchasers during the Specified EBITDA Cure Period towards the prepayment of Notes in accordance with Section 2.14(b).

Upon satisfying the requirements in the previous sentence, the Note Parties shall be deemed to have satisfied the requirements of such Specified EBITDA Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith on such date of determination.

8.2.2. Debt / Liquidity Cure. For purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.8(c) and Section 6.8(h) (the “Specified Debt/Liquidity Financial Covenants”), at the irrevocable written election of Company (which election shall constitute a commitment to satisfy the requirements of this Section 8.2.2) given within 30 days after the end of the relevant Fiscal Quarter, the Net Equity Proceeds of any Qualified Stock that are contributed or otherwise paid as equity capital to Company after the last day of such Fiscal Quarter and on or prior to the day that is ten days after the date of such notice of written election (the “Specified Debt/Liquidity Cure Period”) the Net Equity Proceeds of any Qualified Stock that are contributed or otherwise paid as equity capital to Company after the last day of such Fiscal Quarter and on or prior to the day that is ten days after the date of such notice of written election (the “Specified Debt/Liquidity Cure Period”) will be deemed to have decreased Consolidated Total Debt solely for the purposes of determining compliance with the Specified Debt/Liquidity Financial Covenants at the end of such fiscal reporting period (any such equity contribution, a “Specified Debt/Liquidity Equity Contribution”); provided that each of the following requirements is satisfied:

(i) Specified Debt/Liquidity Equity Contributions may not be made in consecutive Fiscal Quarters;

(ii) no more than $5,000,000 in Specified Debt/Liquidity Equity Contributions may be made in the aggregate during the term of this Agreement;

(iv) any Specified Debt/Liquidity Equity Contribution may only be deemed to either (x) reduce Consolidated Total Debt in connection with Section 6.8(c) to the extent that such deemed reduction would cause the Note Parties to be in compliance with Section 6.8(c) when re-calculated as of the original test date after giving effect to such deemed reduction or (y) increase Qualified Cash in connection with Section 6.8(h) to the extent that such deemed increase would cause the Note Parties to be in compliance with Section 6.8(h) when re-calculated as of the original test date after giving effect to such deemed increase; provided that for the avoidance of doubt, the amount of Specified Debt/Liquidity Equity Contribution that is utilized pursuant to clause (x) may not be utilized pursuant to clause (y);

(v) the amount of any Specified Debt/Liquidity Equity Contribution that is deemed to reduce Consolidated Total Debt or increase Qualified Cash, as applicable, on the last day of such fiscal reporting period will be no greater than the lesser of (x) the amount required to cause Company to be in compliance with the Specified Debt/Liquidity Financial Covenants and (y) $5,000,000;

(vi) no Specified Debt/Liquidity Equity Contribution will be included in or otherwise deemed to increase Consolidated Adjusted EBITDA for any purpose; (vii) all Specified Debt/Liquidity Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Note Documents (including for purposes of determining compliance with baskets, the Applicable Margin, and any other item governed by reference to Consolidated Total Debt, for purposes of determining the satisfaction of any Default or Event of Default condition, for purposes of the Restricted Junior Payments covenant in Section 6.4, and for purposes of determining compliance with any basket that permits a transaction to the extent that such transaction is funded with Net Equity Proceeds);

(ix) the Net Equity Proceeds of any related Specified Debt/Liquidity Equity Contribution with respect to the financial covenant set forth in Section 6.8(c) shall be paid to Purchasers during the Specified Debt/Liquidity Cure Period towards the prepayment of Notes in accordance with Section 2.14(b); and

(ix) the Net Equity Proceeds of any related Specified Debt/Liquidity Equity Contribution with respect to the financial covenant set forth in Section 6.8(h) shall be deposited in a Controlled Account.

Upon satisfying the requirements of the previous sentence, the Note Parties shall be deemed to have satisfied such Specified Debt/Liquidity Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith on such date of determination.

Section 9 COLLATERAL AGENT

9.1     Appointment of Collateral Agent. GSSLG is hereby appointed Collateral Agent hereunder and under the other Note Documents and each Purchaser hereby authorizes GSSLG, in such capacity, to act as Collateral Agent in accordance with the terms hereof and the other Note Documents. Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Collateral Agent and Purchasers and no Note Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Collateral Agent shall act solely as an agent of Purchaser sand does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2     Powers and Duties. Each Purchaser irrevocably authorizes Collateral Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations are permitted to be incurred and subordinated in right of payment to the Obligations hereunder and/or are permitted to be secured by Liens on all or a portion of the Collateral, each Purchaser authorizes Collateral Agent to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms that are acceptable to Collateral Agent. Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent shall not have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Purchaser or any other Person; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Collateral Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3     General Immunity.

(a)     No Responsibility for Certain Matters. Collateral Agent shall not be responsible to any Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Collateral Agent to Purchasers or by or on behalf of any Note Party to Collateral Agent or any Purchaser in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to Collateral Agent) or to inspect the properties, books or records of Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing.

(b)     Exculpatory Provisions. Neither Collateral Agent nor any of its officers, partners, Directors, employees or agents shall be liable to Purchasers for any action taken or omitted by Collateral Agent (i) under or in connection with any of the Note Documents, or (ii) with the consent or at the request of Requisite Purchasers (or, if so specified by this Agreement, all Purchasers or any other instructing group of Purchasers specified by this Agreement), in each case except to the extent caused by Collateral Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Collateral Agent shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity. Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Collateral Agent shall have received instructions in respect thereof from Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Purchasers (or such other Purchasers, as the case may be), Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may expose Collateral Agent to liability, may be in violation of the automatic stay under any Debtor Relief Law, or may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5).

(c)     Delegation of Duties. Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Collateral Agent. Such appointing Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Collateral Agent and shall apply to their respective activities in connection with activities as Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Note Parties and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Collateral Agent and not to any Note Party, Purchaser or any other Person and no Note Party, Purchaser or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Collateral Agent acted with gross negligence, bad faith, or willful misconduct in the selection of such sub-agents.

(d)     Notice of Default or Event of Default. Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Collateral Agent by a Note Party or a Purchaser. In the event that Collateral Agent shall receive such a notice, Collateral Agent will endeavor to give notice thereof to the Purchasers; provided, that failure to give such notice shall not result in any liability on the part of Collateral Agent.

9.4     Collateral Agent Entitled to Act as Purchaser. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Collateral Agent in its individual capacity as a Purchaser hereunder. With respect to its participation in the Notes, Collateral Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity. Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Purchasers. The Purchasers acknowledge that pursuant to such activities, Collateral Agent and its Affiliates may receive information regarding any Note Party or any Affiliate of any Note Party (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate) and acknowledge that Collateral Agent and its Affiliates shall be under no obligation to provide such information to them.

9.5     [Reserved].

9.6     Right to Indemnity. Each Purchaser, in proportion to its Pro Rata Share, severally agrees to indemnify Collateral Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents of Collateral Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE Agent PARTY; provided, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, bad faith, or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence

9.7     Successor Collateral Agent.

(a)     [Reserved].

(b)     Collateral Agent may resign at any time by giving prior written notice thereof to Purchasers and the Note Parties. Requisite Purchasers shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Company and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Company and Requisite Purchasers or (iii) such other date, if any, agreed to by Requisite Purchasers. Until a successor Collateral Agent is so appointed by Requisite Purchasers, any collateral security held by Collateral Agent for the benefit of the Purchasers under any of the Note Documents shall continue to be held by the resigning Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent under this Agreement and the Collateral Documents, and the resigning or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such resigning or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any resigning or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)     [Reserved]

(d)     Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to an Affiliate of GSSLG without the prior written consent of, or prior written notice to, Company or the Purchasers; provided, that Company and the Purchasers may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until Collateral Agent provides written notice to Company and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Note Documents.

9.8     Collateral Documents and Guaranty.

(a)     Agent under Collateral Documents and Guaranty. Each Purchaser hereby further authorizes Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Collateral Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by Collateral Agent at any time, the Purchasers will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8. Upon the reasonable request of Company and/or Collateral Agent may, after receipt of a written certificate of a Chief Financial Officer of Company certifying that such transaction is permitted pursuant to the Note Documents, execute and deliver any such release documentation reasonably requested by Company in connection with such permitted releases as described above, all at the expense of Company.

(b)     Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, Company, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Note Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), or otherwise of the Bankruptcy Code), Collateral Agent or any Purchaser may be the purchaser of any or all of such Collateral at any such sale or disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Purchaser or Purchasers in its or their respective individual capacities unless Requisite Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)     [Reserved]

(d)     Release of Collateral and Guarantees, Termination of Note Documents. Notwithstanding anything to the contrary contained herein or any other Note Document, when all Obligations have been Paid in Full, upon request of Company, Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Note Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)     No Duty. Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

(f)     Agency for Perfection. Collateral Agent and each Purchaser hereby appoints Collateral Agent and each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a Secured Party with possession or control has priority over the security interest of another Secured Party) and Collateral Agent and each Purchaser hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the other Secured Parties, except as otherwise expressly provided in this Agreement. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. Each Note Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.9     [Reserved].

9.10    Collateral Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Note Party, Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any demand shall have been made on Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and Collateral Agent (including any claim for the reasonable compensation, reasonable and actual out-of-pocket expenses, disbursements and advances of Collateral Agent and its respective agents and counsel and all other amounts due the Purchasers and Collateral Agent under Sections 2.10, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to Collateral Agent any amount due for the reasonable compensation, reasonable and actual out-of-pocket expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under Sections 2.10, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Collateral Agent, its agents and counsel, and any other amounts due Collateral Agent under Sections 2.10, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Purchasers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 9.10 shall be deemed to authorize Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.

9.11     Bankruptcy Plan Voting. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Note Party, each Purchaser shall submit any vote on a plan of reorganization or similar disposition plan of restructuring or liquidation (a “Plan”) to Collateral Agent so that it is received by Collateral Agent no later than three (3) Business Days prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting procedures with respect to the Plan (the “Voting Procedures Order”). If Purchasers constituting more than half of the total number of Purchasers that vote and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Purchasers that vote timely submit a vote to accept the Plan, Collateral Agent shall submit a ballot on behalf of all Purchasers voting to accept the Plan in accordance with the terms of the Plan or the Voting Procedures Order. If Purchasers constituting more than half of the total number of Purchasers that vote and having or holding more than two-thirds of the aggregate Voting Power Determinants of all Purchasers that vote do not timely vote to accept the Plan, Collateral Agent shall submit a ballot on behalf of all Purchasers voting to reject the Plan in accordance with the terms of the Plan or the Voting Procedures Order. For purposes of calculating the total number of Purchasers and the number of Purchasers voting to accept the Plan, Purchasers that are Affiliates shall be deemed to be a single Purchaser. No Purchaser may submit a ballot with respect to a Plan in contravention of the procedures set forth in this Section 9.11, and Collateral Agent is irrevocably authorized by each Purchaser to withdraw any vote submitted by such Purchaser in contravention of the procedures set forth in this Section 9.11.

Section 10 MISCELLANEOUS

10.1       Notices.

(a)     Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or Collateral Agent, shall be sent to such Person’s mailing address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Purchaser, the mailing address as indicated on Appendix B or otherwise indicated to Company in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile (excluding any notices to Collateral Agent in its capacity as such) or U.S. mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the U.S. mail with postage prepaid and properly addressed; provided, no notice to Collateral Agent in its capacity as such shall be effective until received by Collateral Agent; provided, further, any such notice or other communication shall, at the request of Collateral Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Collateral Agent from time to time.

(b)     Electronic Communications.

(i)     Notices and other communications to Collateral Agent, Purchasers and any Note Party hereunder may be delivered or furnished by other electronic communication (including e mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Requisite Purchasers in their sole discretion, provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to Collateral Agent or any Purchaser pursuant to Section 2 if any such Person has notified Company that it is incapable of receiving notices under such Section 2 by electronic communication. Collateral Agent may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless any Purchaser otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be delivered during normal business hours and deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent prior to noon, Pacific Time, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, at the earliest, and (B) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii)     Each Note Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii)     The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of Collateral Agent or any of its respective officers, Directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Note Parties, any Purchaser or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Note Party’s or Collateral Agent’s transmission of communications through the Platform. Each party hereto agrees that Collateral Agent has no any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv)     [Reserved].

(v)     [Reserved].

(vi)     Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)     Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2     Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Note Parties agree to pay promptly (a) all of GSSLG’s actual and reasonable costs and out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto; (b) all of Collateral Agent’s costs of furnishing all opinions by counsel for Company and the other Note Parties; (c) all the reasonable fees, actual out-of-pocket expenses and disbursements of counsel to Collateral Agent in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent or Requisite Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) Collateral Agent’s actual costs and reasonable out-of-pocket fees, expenses, and disbursements of any auditors, accountants, consultants or appraisers’ retained by Collateral Agent; (f) all the actual out-of-pocket costs and reasonable expenses (including the reasonable out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual out-of-pocket and reasonable costs and expenses incurred by Collateral Agent in connection with the transactions contemplated by the Note Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by Collateral Agent and any Purchasers in enforcing or preparing for enforcement of any Obligations of or in collecting or preparing to collect any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any actual or prospective refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to or in contemplation of any insolvency or bankruptcy cases or proceedings, including the engagement of a restructuring advisor or consultant satisfactory to Requisite Purchasers in their sole discretion.

10.3       Indemnity and Related Reimbursement.

(a)     In the event that an Indemnitee becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person relating to or arising out of any Indemnified Liabilities and whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees that on demand it will reimburse such Indemnitee for its actual and reasonable out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)     In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee, from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee under this Section 10.3(b) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence, bad faith, or willful misconduct of such Indemnitee, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c)     To the fullest extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or such damages whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(d)     Each Note Party also agrees that no Indemnitee will have any liability to any Note Party or any person asserting claims on behalf of or in right of any Note Party or any other Person in connection with or as a result of this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note, or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, in each case, except in the case of any Note Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Note Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith, or willful misconduct of such Purchaser in performing its purchase obligations under this Agreement; provided, however, that in no event will any such Purchaser or Collateral Agent have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Purchaser’s, or Collateral Agent’s, or their respective Affiliates’, Directors’, employees’, attorneys’, agents’ or sub-agents’ activities arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referenced to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. No other party hereto shall be liable for the obligations of any Defaulting Purchaser in failing to fulfill its purchase obligations hereunder.

10.4     Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Purchaser and its Affiliates are each hereby authorized by each Note Party at any time or from time to time subject to the consent of Requisite Purchasers (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other obligations or Indebtedness at any time held or owing by such Purchaser to or for the credit or the account of any Note Party against and on account of the Obligations of any Note Party to such Purchaser hereunder and under the other Note Documents, irrespective of whether or not (a) such Purchaser shall have made any demand hereunder or (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Purchaser shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to Purchasers for further application in accordance with the provisions of Sections 2.16 and 2.21 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of Purchasers, and (y) the Defaulting Purchaser shall provide promptly to Purchasers a statement describing in reasonable detail the Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set off) that such Purchaser or its respective Affiliates may otherwise have.

10.5       Amendments and Waivers.

(a)     Requisite Purchasers’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Note Documents (excluding the Fee Letter), or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of Requisite Purchasers.

(b)     Affected Purchasers’ Consent. Subject to Section 10.5(d), without the written consent of each Purchaser that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)     extend the scheduled final maturity of any Note;

(ii)     waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)     reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.9) or any fee or premium payable under this Agreement; provided, that (A) only the consent of Requisite Purchasers shall be necessary to amend the Default Rate in Section 2.9, to waive any prospective obligation of Company to pay interest at the Default Rate, or to restore any right of Company to convert or continue LIBO Rate Portions that was revoked at the direction of Requisite Purchasers or automatically pursuant to any provision of this Agreement, and (B) only the consent of Requisite Purchasers shall be necessary to revoke any election by Requisite Purchasers to impose interest at the Default Rate or to revoke any right of Company to convert or continue LIBO Rate Portions;

(iv)     waive or extend the time for payment of any such interest, fees, or premiums;

(v)     reduce or forgive the principal amount of any Note;

(vi)     amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Purchasers or any specific Purchaser is required;

(vii)     amend the definition of “Requisite Purchasers” “Pro Rata Share” or “Voting Power Determinants”; provided, with the consent of Requisite Purchasers, additional issuances and purchases of Notes pursuant to this Agreement may be included in the determination of “Requisite Purchasers”, “Pro Rata Share” or “Voting Power Determinants” on substantially the same basis as the Commitments and the Notes are included on the Closing Date;

(viii)     release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except (A) as expressly provided in the Note Documents on the Closing Date, (B) in connection with a “credit bid” undertaken by Collateral Agent with the consent or at the direction of Requisite Purchasers pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other provision of the Bankruptcy Code or any other Debtor Relief Law, or (C) in connection with any other sale or disposition of assets in connection with an enforcement action with respect to the Collateral that is permitted pursuant to the Note Documents and consented to or directed by Requisite Purchasers; or

(ix)     consent to the assignment or transfer by any Note Party of any of its rights and obligations under any Note Document, except as expressly provided in any Note Document.

(c)       Other Consents. Subject to Section 10.5(d), no amendment, modification, termination or waiver of any provision of the Note Documents (excluding the Fee Letter), or consent to any departure by any Note Party therefrom, shall:

(i)     amend the definition of “Requisite Class Purchasers” without the consent of Requisite Class Purchasers of each directly and adversely affected Class; provided, with the consent of Requisite Purchasers, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Purchasers” on substantially the same basis as the Commitments and the Notes are included on the Closing Date;

(ii)     amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any issuance of Notes without the consent of Requisite Class Purchasers of such Class of Notes;

(iii)     alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Purchasers of each Class that is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Purchasers may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered;

(iv)     amend, modify, or waive any provision of this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Note Documents or the definitions of “Obligations” or “Secured Obligations” (as such term or any similar term is defined in any relevant Collateral Document) in each case in a manner adverse to any Purchaser with Notes then outstanding without the written consent of such Purchaser; or

(v)     amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to Collateral Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of Collateral Agent, in each case in any manner adverse to Collateral Agent without the consent of Collateral Agent.

(d)      Defaulting Purchaser Consent. Notwithstanding anything herein to the contrary, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, modification, termination, waiver or consent hereunder (and any amendment, modification, termination, waiver or consent that by its terms requires the consent of all the Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers, except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended, or the maturity of any of its Notes may not be extended, the rate of interest on any of its Notes may not be reduced and the principal amount of any of its Notes may not be forgiven, in each case without the consent of such Defaulting Purchaser and (y) any amendment, modification, termination, waiver or consent requiring the consent of all the Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than the other affected Purchasers shall require the consent of such Defaulting Purchaser.

(e)      Effect of Amendments, Etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser, each Note Party, and each future Note Party.

(f)      Compensation for Amendments. Notwithstanding anything to the contrary in any Note Document, unless otherwise agreed to by Requisite Purchasers in their discretion no Note Party may, nor may it permit any of its Subsidiaries to, directly or indirectly (including by being complicit in or otherwise facilitating any such action by any of their respective Affiliates or Subsidiaries or any direct or indirect holders or beneficial owners of any such Person’s Capital Stock) pay or otherwise transfer any consideration, whether by way of interest, fee, or otherwise, to or for the benefit of any current or prospective Purchaser or any of its Affiliates (other than customary upfront fees to be received by any new purchaser providing new commitments) for or as an inducement to any action or inaction by such Purchaser or any of its Affiliates, including any consent, waiver, approval, disapproval, or withholding of any of the foregoing in connection with any required or requested approval, amendment, waiver, consent, or other modification of or under any Note Document or any provision thereof unless such consideration is first offered to all then existing Purchasers in accordance with their respective Pro Rata Shares and is paid to any such Purchasers that act in accordance with such offer.

(g)      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue, or rollover all or a portion of its Notes in connection with any refinancing, extension, modification, or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Company and such Purchaser.

10.6       Successors and Assigns; Transferees.

(a)      Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Purchasers. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of all Purchasers. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitee Agent Parties, Affiliates of Collateral Agent and Purchasers, and any other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Register. Company and Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders and owners of the corresponding Commitments and Notes (including principal and stated interest) listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Note shall be effective, in each case, unless and until recorded in the Register following Company’s receipt of a fully executed Transfer Agreement, together with the forms and certificates regarding tax matters and any fees payable in connection with such transfer, in each case, as provided in Section 10.6(e). Each transfer shall be recorded in the Register promptly following receipt by Company of the fully executed Transfer Agreement and all other necessary documents and approvals and a copy of such Transfer Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Transfer Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Notes. It is intended that the Register be maintained such that the Notes are in “registered form” for the purposes of the Internal Revenue Code.

(c)      Right to Transfer. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Notes owing to it or other Obligations (provided, however, that pro rata transfers shall not be required and each transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Note and any related Commitments):

(i)     to any Person meeting the criteria of clause (i)(a) or clause (ii) of the definition of the term of “Eligible Transferee” upon the giving of notice to Company; and

(ii)     to any Person otherwise constituting an Eligible Transferee with the consent of Requisite Purchasers and; provided, each such transfer pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount (x) as may be agreed to by Company, (y) as shall constitute the aggregate amount of the Notes of the transferring Purchaser or (z) as is transferred by a transferring Purchaser to an Affiliate or Related Fund of such Purchaser) with respect to the transfer of Notes;

; provided further, that prior to the occurrence and continuation of a Default or an Event of Default, such assignment shall require the consent of Company, with such consent not to be unreasonably withheld or delayed; provided further that Company shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Purchasers within three (3) Business Days after having received written notice thereof.

(d)         Mechanics.

(i)     Transfers of the Notes by Purchasers shall be effected by execution and delivery to Company of a Transfer Agreement. Transfers made pursuant to the foregoing provision shall be effective as of the Transfer Effective Date. In connection with all transfers there shall be delivered to Company such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the transferee under such Transfer Agreement may be required to deliver pursuant to Section 2.19(c).

(ii)     In connection with any transfer of rights and obligations of any Defaulting Purchaser hereunder, no such transfer shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the transfer shall make such additional payments to Purchasers in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the transferee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company, the applicable Pro Rata Share of Notes previously requested but not funded by the Defaulting Purchaser, to each of which the applicable transferee and transferor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to Purchaser hereunder (and interest accrued thereon), and (y) acquire (and purchase as appropriate) its full Pro Rata Share of all Notes. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

(e)     Notice of Transfer. Upon its receipt of a duly executed and completed Transfer Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Company shall record the information contained in such Transfer Agreement in the Register and shall maintain a copy of such Transfer Agreement.

(f)     Representations and Warranties of Transferee. Each Purchaser, upon execution and delivery hereof or upon succeeding to an interest in the Notes, as the case may be, represents and warrants as of the Closing Date or as of the Transfer Effective Date that (i) it is an Eligible Transferee ; (ii) it has experience and expertise in the making of or investing in commitments or notes such as the applicable Commitments or Notes, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Notes for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Notes or any interests therein shall at all times remain within its exclusive control); (iv) it will not provide any information obtained by it in its capacity as a Purchaser to any Note Party or any of its Affiliates; and (v) neither such Purchaser nor any of its Affiliates owns or controls any trade obligations or Indebtedness of any Note Party (other than the Obligations and obligations owing to Warrant Holder or any of its affiliates in respect of the Warrants) or any Capital Stock of any Note Party (other than the Warrants and any Capital Stock received in connection therewith).

(g)     Effect of Transfer. Subject to the terms and conditions of this Section 10.6, as of the Transfer Effective Date: (i) the transfee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent of its interest in the Notes as reflected in the Register and shall thereafter be a party hereto and a “Purchaser” for all purposes hereof; (ii) the transferring Purchaser thereunder shall, to the extent that rights and obligations hereunder have been transferred to the transferee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of transfer covering all or the remaining portion of a transferring Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto on the Transfer Effective Date; provided, anything contained in any of the Note Documents to the contrary notwithstanding and (y) such transferring Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such transferring Purchaser as a Purchaser hereunder); and (iii) the transferring Purchaser shall, upon the effectiveness of such transfer or as promptly thereafter as practicable, surrender its existing Note to Company for cancellation, and thereupon Company shall issue and deliver a new Note to such transferee and/or to such transferring Purchaser, with appropriate insertions, to reflect the outstanding Notes of the transferee and/or the transferring Purchaser.

(h)     [Reserved].

(i)     Certain Other Transfers. In addition to any other transfer permitted pursuant to this Section 10.6, any Purchaser may assign, pledge and/or grant a security interest in, all or any portion of its Notes, the other Obligations owed by or to such Purchaser, and its Notes to secure obligations of such Purchaser including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Purchaser, as between Company and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such transfer and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Purchaser” or be entitled to require the transferring Purchaser to take or omit to take any action hereunder.

10.7     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8     Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the occurrence of any Credit Date. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.17(d), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Purchasers set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the Payment in Full of the Obligations.

10.9     No Waiver; Remedies Cumulative. No failure or delay on the part of Collateral Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under any Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Collateral Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10     Marshalling; Payments Set Aside. Neither Collateral Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Purchasers or Collateral Agent or Collateral Agent or any Purchaser enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11     Severability. In case any provision in or obligation hereunder or under any Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

10.12     Obligations Several; Actions in Concert. The obligations of Purchasers hereunder are several and no Purchaser shall be responsible for the obligations or Commitment of any other Purchaser hereunder. Nothing contained herein or in any other Note Document, and no action taken by Purchasers pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement or any other Note Document with respect to the Obligations shall be taken in concert and at the direction or with the consent of Requisite Purchasers (as applicable).

10.13     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14     Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15     Consent to Jurisdiction. (A) SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE U.S. SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT COLLATERAL AGENT AND PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY NOTE DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE TRANSACTION OR THE PURCHASER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17     Confidentiality. Collateral Agent and each Purchaser shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by Collateral Agent or such Purchaser pursuant to the requirements hereof in accordance with Collateral Agent’s or such Purchaser’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Note Party that, in any event, Collateral Agent and any Purchaser may make (i) disclosures of such information to Affiliates of such Purchaser or Collateral Agent and to their respective officers, Directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts, or agents on a confidential basis (and to other Persons authorized by a Purchaser or Collateral Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee or transferee in connection with the contemplated assignment or transfer of any Notes or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Note Party and its obligations (provided, such assignees, transferees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other substantially similar confidentiality restrictions), (iii) disclosure on a confidential basis to any rating agency when required by it, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Company promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority (including the NAIC) purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosure to any Purchasers’ financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the information, (ix) disclosure to rating agencies and (x) disclosures with the consent of the relevant Note Party. Notwithstanding the foregoing, on or after the Closing Date, GSSLG may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Note Parties)(collectively, “Trade Announcements”). No Purchaser (other than GSSLG or its Affiliates) or Note Party shall (a) issue any Trade Announcement, (b) use or reference in advertising, publicity, or otherwise the name of Goldman Sachs, any Purchaser or any of their respective Affiliates, partners, or employees, or (c) represent that any product or any service provided has been approved or endorsed by Goldman Sachs, any Purchaser, or any of their respective Affiliates, except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Requisite Purchasers.

10.18     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes issued hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Purchasers an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers and Company to conform strictly to any applicable usury laws. Accordingly, if any Purchaser contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the outstanding amount of the Notes issued hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19     Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Collateral Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20     Entire Agreement. This Agreement, together with the other Note Documents (including any such other Note Document entered into prior to the date hereof), reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, made prior to the date hereof.

10.21     PATRIOT Act. Each Purchaser hereby notifies each Note Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser to identify such Note Party in accordance with the PATRIOT Act.

10.22     Electronic Execution of Transfers and Note Documents. The words “execution,” “signed,” “signature,” and words of like import in any Transfer Agreement or any other Note Document shall in each case be deemed to include electronic signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that Collateral Agent may request, and upon any such request the Note Parties shall be obligated to provide, manually executed “wet ink” signatures to any Note Document.

10.23     No Fiduciary Duty. Collateral Agent, each Purchaser, and their Affiliates (collectively, solely for purposes of this paragraph, the “Purchasers”), may have economic interests that conflict with those of the Note Parties, their equity holders and/or their affiliates. Each Note Party agrees that nothing in the Note Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Purchaser, on the one hand, and such Note Party, its equity holders or its affiliates, on the other. The Note Parties acknowledge and agree that (i) the transactions contemplated by the Note Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Note Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Purchaser has assumed an advisory or fiduciary responsibility in favor of any Note Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Purchaser has advised, is currently advising or will advise any Note Party, its equity holders or its Affiliates on other matters) or any other obligation to any Note Party except the obligations expressly set forth in the Note Documents and (y) each Purchaser is acting solely as principal and not as the agent or fiduciary of any Note Party, its management, stockholders, creditors or any other Person. Each Note Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Note Party agrees that it will not claim that any Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Note Party, in connection with such transaction or the process leading thereto.

10.24     [Reserved].

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CATASYS, INC.

By:	/s/ Christopher Shirley
	Name:	Christopher Shirley
	Title:	Chief Financial Officer

CATASYS HEALTH, INC.

By:	/s/ Christopher Shirley
	Name:	Christopher Shirley
	Title:	Chief Financial Officer

ANXIOLITIX, INC.

By:	/s/ Christopher Shirley
	Name:	Christopher Shirley
	Title:	Chief Financial Officer

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GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Collateral Agent and a Purchaser

By:	/s/ Greg Watts
	Name:	Greg Watts
	Title:	Senior Vice President

2